UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Anaren, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANAREN, INC.
6635 Kirkville Road
East Syracuse, New York 13057

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on November 2, 2011

Dear Shareholder:

PLEASE TAKE NOTICE, that the Annual Meeting of Shareholders (the “Meeting”) of Anaren, Inc. (the “Company”) will be held on November 2, 2011, at 8:00 a.m. Mountain Time at the Marriott Denver South at Park Meadows located at 10345 Park Meadows Drive, Littleton, Colorado  80124 for the following purposes:

(1)	To elect four Directors to hold office for a term of three years and until their successors have been duly elected;

(2)	To hold an advisory vote on executive compensation;

(3)	to hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year; and

(5)	To transact such other business as may be presented at the Meeting.

We have elected to provide access to our Proxy materials primarily over the Internet under the Securities and Exchange Commission’s “notice and access” rules.  We believe that this process expedites shareholders’ receipt of Proxy materials, while lowering the costs of our annual meeting and conserving natural resources.  On September 19, 2011, we mailed our shareholders’ a notice containing instructions on how to access the 2011 Proxy Statement, the 2011 Annual Report on Form 10-K and vote on-line.  The notice also included instructions on how you can receive a paper copy of your annual meeting materials. The proxy statement and the annual report both are available on-line at http://investor.anaren.com/financials.cfm.

Shareholders of record as of the close of business on September 12, 2011 are entitled to notice of and to vote at the Meeting.  Your vote is very important and we hope that you will attend the Meeting.  However, whether or not you plan to attend the Meeting, please vote by proxy as soon as possible in accordance with the instructions on your proxy card, or on your voting instruction form provided by your bank or broker.  Because of a change in the NASDAQ rules, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not given your broker specific instructions to do so.

There are three convenient ways for submitting your vote:

•
Voting by the Internet - You can vote via the Internet by visiting the website noted on your proxy card.  Internet voting is available 24 hours a day.  We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•
Voting by telephone - You can vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions.  Telephone voting is available 24 hours a day.

•	Voting by mail - If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you vote by telephone or Internet, you do not need to return your proxy card.  Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Meeting and your shares are registered in your name.  If your shares are held in the name of a bank, broker, or other holder of record and you plan to vote in person at the Meeting, you must obtain a proxy card, executed in your favor, from the holder of record to be able to vote your shares at the meeting.

By Order of the Board of Directors

/s/ David M. Ferrara

David M. Ferrara
Secretary and General Counsel

Dated:  September 19, 2011
East Syracuse, New York

PROXY STATEMENT
ANAREN, INC.

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Anaren, Inc. (“Anaren” or the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held on November 2, 2011 at 8:00 a.m. local time at the Marriott Denver South at Park Meadows located at 10345 Park Meadows Drive, Littleton, Colorado  80124 and at any adjournment or postments thereof, for the purposes set forth in the Notice of Annual Meeting (the “Notice”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of the proxy materials to each shareholder of record, the Company is furnishing proxy materials to its shareholders via the Internet.  You will not receive a printed copy of the proxy materials unless you request a copy as proscribed in the Notice of Internet Availability of Proxy Materials which was first sent to Shareholders on or about September 19, 2011 (“Notice of Internet Availability”).  The Notice of Internet Availability contains instructions on  how to access and review the proxy materials over the Internet and how to submit your proxy over the Internet.  If you would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting those materials included in the Notice.

This Proxy Statement and the form of Proxy relating to the 2011 Annual Meeting are first being made available to shareholders on or about September 19, 2011.

If a proxy is executed and submitted, it may nevertheless be revoked at any time prior to its exercise by (i)  submitting a subsequently dated proxy; or (ii) filing written notice of such revocation with the Secretary of the Meeting.  If shares are held through a bank, broker, or other record holder, you may revoke any prior voting instructions by contacting that firm.  The proposals described in this Proxy Statement will be presented by the Board of Directors of the Company.  Where a choice is specified with respect to a proposal, the shares represented by the proxy will be voted in accordance with the specifications made.  Where a choice is not so specified, the shares represented by the proxy will be voted to elect the nominees for Director named therein, and for ratification of the appointment of the Company’s independent registered public accounting firm.

IMPORTANT NOTICE regarding the availability of Proxy materials for the 2011 Annual Meeting of Shareholders of the Company to be held on November 2, 2011:  The Proxy materials relating to the 2011 Annual Meeting and the 2011 Annual Report on Form 10-K are available on the Internet.  Please go to http://investor.anaren.com/financials.cfm.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the close of business on September 12, 2011, the record date stated in the Notice, the Company had outstanding 15,235,058 shares of common stock, $.01 par value (the “Common Stock”), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.  A majority of the issued and outstanding shares of Common Stock present in person or by proxy, a total of 7,617,530  shares, will be required to constitute a quorum for the transaction of business at the Meeting.

Abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.  A “broker nonvote” refers to shares represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and (ii) the broker or nominee does not have discretionary voting power on such matter.  For the ratification of the appointment of Company’s independent registered public accounting firm, the broker may vote your shares in its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, as of September 12, 2011 (except as otherwise indicated):

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class

Dimensional Fund Advisors LP	957,659(2)	6.29%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Paradigm Capital Management, Inc.	1,353,525(3)	8.88%
Nine Elk Street Albany, NY 12207

Royce & Associates, LLC.	1,141,349 (6)	7.49%
745 Fifth Avenue New York, NY 10151

BlackRock, Inc.	825,705 (4)	5.42%
40 East 52nd Street New York, NY

Kennedy Capital Management, Inc. .	775,400(5)	5.09%
10829 Olive Blvd. St. Louis, MO 63141

(1)	Except as otherwise indicated, all of such shares are owned with sole voting and investment power. Share numbers are based solely on indicated filings.

(2)
Based solely on information contained in Form 13F-HR filed with the Securities and Exchange Commission on August 5, 2011, Dimensional Fund Advisors LP has sole voting power with respect to 946,880 shares and sole dispositive power with respect to 946,880 shares listed.

(3)
Based solely on information contained in Form 13F-HR filed with the Securities and Exchange Commission on August 12, 2011, Paradigm Capital Management, Inc.  has sole voting power with respect to 1,353,525 shares and sole dispositive power with respect to 1,353,525 shares.

(4)
Based solely on information contained in Form 13F-HR filed with the Securities and Exchange Commission on July 27, 2011, BlackRock, Inc. has sole voting power with respect to 825,705 shares and sole dispositive power with respect to 825,705 shares.

(5)
Based solely on information contained in Form 13F-NT filed with the Securities and Exchange Commission on August 11, 2011, Kennedy Capital Management, Inc.  has sole voting power with respect to 708,751 shares and sole dispositive power with respect to 775,400 shares.

(6)
Based solely on information contained in Form 13F-HR filed with the Securities and Exchange Commission on August 9, 2011, Royce & Associates, LLC, has sole voting power with respect to 1,141,349 shares and sole dispositive power with respect to 1,141,349 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information, as of September 12, 2011, with respect to the beneficial ownership of the Company’s Common Stock by (i) each Director and nominee for Director, (ii) each executive officer of the Company named in the Summary Compensation Table under “Executive Compensation” below, and (iii) all Directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class

Lawrence A. Sala	695,120	(3)	4.48%
George A. Blanton	65,349	(4)	*
Mark P. Burdick	119,992	(5)	*
Timothy P. Ross	137,797	(6)	*
Gert R. Thygesen	168,737	(7)	1.10%
Patricia T. Civil	14,728	(8)	*
Louis J. DeSantis	5,383	(9)	*
Dale F. Eck	54,243	(10)	*
Carl W. Gerst, Jr.	436,174	(11)	2.84%
James G. Gould	48,971	(12)	*
Robert U. Roberts	21,807	(13)	*
Matthew S. Robison	27,620	(14)	*
John L. Smucker	27,898	(15)	*
Dr. David Wilemon	37,141	(16)	*
All Directors, and Executive Officers as a Group (16 Persons)	1,900,632	(17)	11.97%

*Indicates less than 1%

(1)	The business address for each of the named individuals is 6635 Kirkville Road, East Syracuse, New York 13057.

(2)	Except as otherwise indicated, as of September 11, 2009 all of such shares are owned with sole voting and investment power.

(3)
Includes 10,000 shares owned by Mr. Sala’s spouse, 26,968 shares owned by Mr. Sala’s children, and 278,500 shares which Mr. Sala has the right to acquire within 60 days pursuant to outstanding stock options.

(4)	Mr. Blanton does not own any options to purchase Common Stock of the Company.

(5)	Includes 41,800 shares which Mr. Burdick has the right to acquire within 60 days pursuant to outstanding stock options.

(6)	Includes 64,500 shares which Mr. Ross has the right to acquire within 60 days pursuant to outstanding stock options.

(7)	Includes 99,500 shares which Mr. Thygesen has the right to acquire within 60 days pursuant to outstanding stock options.

(8)	Ms. Civil does not own any options to purchase Common Stock of the Company.

(9)	Mr. DeSantis does not own any options to purchase Common Stock of the Company.

(10)	Includes 6,500 shares which Mr. Eck has the right to acquire within 60 days pursuant to outstanding stock options.

(11)	Includes 13,500 shares owned by Mr. Gerst’s spouse and 104,500 shares which Mr. Gerst has the right to acquire within 60 days pursuant to outstanding stock options.

(12)	Includes 8,000 shares owned by Mr. Gould’s spouse and 6,500 shares which Mr. Gould has the right to acquire within 60 days pursuant to outstanding stock options.

(13)	Includes 8,666 shares which Mr. Roberts has the right to acquire within 60 days pursuant to outstanding stock options.

(14)	Includes 6,500 shares which Mr. Robison has the right to acquire within 60 days pursuant to outstanding stock options.

(15)	Includes 12,000 shares which Mr. Smucker has the right to acquire within 60 days pursuant to outstanding stock options.

(16)	Includes 6,500 shares which Dr. Wilemon has the right to acquire within 60 days pursuant to outstanding stock options.

(17)	Includes 642,166 shares which all Directors and executive officers as a group have the right to acquire within 60 days pursuant to outstanding stock options.

The Company’s policy governing transactions in its securities by Directors, officers and employees permits such persons to enter into trading plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  Mr. Lawrence A. Sala has previously entered into a trading plan in accordance with Rule 10b5-1, but currently does not have an active plan.  The Company anticipates that, as permitted by Rule 10b5-1, Mr. Sala and other officers, Directors and employees may establish trading plans in the future.  The Company undertakes no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan, except to the extent required by law.

ITEM ONE

ELECTION OF DIRECTORS

The amended and restated Certificate of Incorporation and the By-Laws of the Company provide for a classified Board of Directors under which the Board is divided into three classes of directors, classes as nearly equal in number as possible, and a total board of not less than three or more than fifteen directors.

The first item to be acted on at the Meeting is the election of four Directors.  Directors Lawrence A. Sala, Robert U. Roberts, David L. Wilemon and Louis J. DeSantis will stand for re-election for terms of three years and until their respective successors shall have been duly elected and qualified.  The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected Directors.

It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted “FOR” the director nominees: Lawrence A. Sala, Robert U. Roberts, David L. Wilemon, and Louis J. DeSantis.  In the event any nominee declines or is unable to serve, it is intended that the shares represented by such proxies will be voted for a successor nominee designated by the Board (or if no other person is so designated, for the remaining nominees).  All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.  The Board Of Directors Unanimously Recommends The Election Of The Four Nominees.

The ten members of the Board who will continue in office after the Annual Meeting (including the nominees for re-election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire, except director Wilemon who will retire pursuant to the Board’s mandatory retirement policy at the conclusion of the Board’s May 2012 meeting.

Certain Information Concerning Nominees and Directors Continuing in Office

Set forth below is certain information concerning each nominee for Director to be elected at the Meeting and each Director of the Company whose term of office continues after the Meeting.

Name, Age, Nature of Positions and Offices Held with the Company	Year First Became Director	Principal Occupation, Experience. Skills, and Other Directorships

Nominees to Directors for Election at Annual Meeting in 2011:

Lawrence A. Sala, 48 President, Chief Executive Officer and Chairman	1995
Mr. Sala joined the Company in 1984 and worked in various engineering and marketing positions until becoming President and being named a Director of the Company in May 1995.  Mr. Sala has served as Chief Executive Officer since September 1997, and has served as Chairman of the Board since November 2001.  Mr. Sala is a member of the Board of Directors of Carlisle Companies, Incorporated and SRC, Inc.

Robert U. Roberts, 73 Director	2005
Mr. Roberts is a 20 year Air Force veteran with extensive experience contracting with various government defense agencies.  Mr. Roberts is retired President and Chief Executive Officer of SRC Inc., a not-for-profit independent research and development organization providing environmental science, operation integration, information and systems technology services and support to the Department of Defense and other government agencies.  Mr. Roberts serves on the Board’s Investment/Benefits Committee.

Dr. David Wilemon, 74 Director	1997
Dr. Wilemon is a retired Professor of Innovation Management at Syracuse University’s Whitman School of Management.  He co-founded and led Snyder Innovation Management Program and created the Entrepreneurship and Emerging Enterprises Program at Syracuse University.  Dr. Wilemon is the Board’s lead Independent Director, is a member of the Nominating & Corporate Governance Committee and serves on the Compensation Committee.  He also serves on the Board of Directors of the Cowboy Bank of Texas.  His scholarly and professional activities focus on organizational and technological innovation.

Louis J. DeSantis, 66	2010
Mr. DeSantis is a former Vice President of Lockheed Martin in Owego, New York where he served in various senior level positions involving management of complex defense electronics programs and various military business segments.

Term Expiring at 2012 Annual Meeting:

Carl W. Gerst, Jr., 74 Chief Technical Officer, Vice Chairman of the Board	1968
Mr. Gerst is a co-founder of the Company and currently is Chief Technical Officer, and Vice Chairman of the Board.  Mr. Gerst has been actively engaged in the Company’s business since its founding in 1967.  Mr. Gerst served as Executive Vice President from the Company’s founding until May 1995 when he became Chief Technical Officer and Vice Chairman of the Board.  Mr. Gerst served as the Company’s Treasurer from May 1992 through November 2001.

Dale F. Eck, 68 Director	1995
Mr. Eck was Vice President of Finance and Treasurer of The Entwistle Company, a defense contractor, from 1978 until his retirement in February 1997.  Mr. Eck has also served as a Director of The Entwistle Company since 1978 and continues to serve that company in such capacity.  Mr. Eck is the Chair of the Board’s Investment/Benefits Committee and also serves on the Audit Committee.

James G. Gould, 53 Director	2003
Mr. Gould is the founder and President of Alesco Advisors, LLC, an SEC registered investment advisor based in Pittsford, New York.  Prior to founding Alesco, Mr. Gould was President of Clover Capital Management, Inc., an SEC registered investment advisor.  Mr. Gould is a certified public accountant, with prior experience as an audit and tax accountant with Peat, Marwick & Mitchell.  Mr. Gould currently serves as Chairman of the Board’s Compensation Committee and also serves on the Audit Committee.

Terms Expiring at 2013 Annual Meeting

Matthew S. Robison, 50 Director	1999
Mr. Robison became Senior Vice President, of Wunderlich Securities, Inc. in February 2010.  He became a Senior Vice President of Wedbush Securities when that firm acquired Pacific Growth Equities in 2009, where he had been a Managing Director.  Until June 2008, Mr. Robison served as a Senior Vice President of Ferris, Baker, Watts, Incorporated.  Mr. Robison previously served as a General Partner and Analyst of Botti Brown Asset Management from January 1997 until January 1999, and as Vice President and Analyst for Montgomery Securities from October 1994 until January 1997.  Mr. Robison is Chair of the Board’s Nominating/Corporate Governance Committee and also serves as a member of the Board’s Compensation Committee.

John L. Smucker, 67 Director	2006
Mr. Smucker is the founder and former President and Chief Executive Officer of MCE Technologies, Inc., a microwave components company based in Michigan, and from 2003 to 2004 served as President and CEO of Aeroflex MCE Technologies, Inc. and Chief Operating Officer of the microelectronics division of Aeroflex MCE.  In 1993, Mr. Smucker worked as President of Merchant Financial, Inc., after spending ten years with Goldman Sachs & Co.  Mr. Smucker serves on the Board’s Audit, and Investment/Benefits Committees. Mr. Smucker currently is a Director and Vice Chairman of Ann Arbor State Bank located in Ann Arbor, Michigan.

Patricia T. Civil, 61 Director	2007
Ms. Civil is the former managing partner of Price Waterhouse Coopers’ Syracuse Office where she was employed since 1973.  Ms. Civil was certified as a public accountant in 1978 and served as engagement partner to both public and non-public companies until her retirement in 2002.  Ms. Civil is Chairperson of the Board’s Audit Committee and also serves on the Nominating/Corporate Governance Committee.  Ms. Civil currently serves on the Boards of NBT Bancorp (a publicly traded financial holding company) and SRC, Inc.

The Board of Directors has identified nine specific areas of experiences that qualify a person to serve as a member of the Board in view of the Company’s businesses and corporate culture.  In addition to skill sets and experiences, the Board also believes diversity and demonstrated commitment, with respect to current members should also be considered in assessing Board member qualifications.  The following table shows the experiences of each nominee and continuing member of the Board of Directors.  The narrative that follows the table describes the specific experiences, qualifications and skills of each named person.

	Notable Multi-Industry Experience	Significant Experience in Company Specific Industries	Experience as Chair/CEO of Multi-National Business	Experience as CFO of Multi-National Business	Meets Definition of “Audit Committee Financial Expert”	Experience with International Business Issues	Mergers & Acquisition Expertise	Mfg Experience	Corporate Governance Experience
Ms. Civil	X				X		X	X
Mr. De Santis	X	X				X	X	X
Mr. Eck	X	X		X	X	X	X		X
Mr. Gerst		X					X	X	X
Mr. Gould	X						X		X
Mr. Roberts	X	X	X				X	X	X
Mr. Robison	X	X				X	X	X	X
Mr. Sala	X	X	X		X	X	X	X	X
Mr. Smucker	X	X	X			X	X	X	X
Dr. Wilemon	X						X		X

Ms. Civil retired as managing partner of Price Waterhouse Coopers’ Syracuse, New York Office in 2002 and throughout her tenure served a diverse group of both public and private companies as part of her audit practice.  Ms. Civil also has significant experience serving on various board committees of other companies (one of which is NBT Bancorp Inc., a publicly traded financial holding company), including audit, risk management, finance and executive compensation committees.  In the course of her board committee experiences, Ms. Civil has become thoroughly familiar particularly with the duties and responsibilities of the audit committee and is considered by the Board as an Audit Committee financial expert.

Mr. DeSantis retired from Lockheed Martin in 2010 where he gained substantial experience managing large defense electronics programs.  Throughout his 30 plus year career with Lockheed Martin, which acquired IBM’s Federal Systems Division with whom Mr. DeSantis was employed,  Mr. DeSantis acquired meaningful expertise in negotiating military defense contracts, procurement, export control laws and program management, all of which are particularly applicable to the Company’s Space & Defense business.  Because of his work experience, Mr. DeSantis is in a position to offer meaningful insight and guidance to the Board and senior management as the Company attempts to increase dollar content with the limited number of large defense contractors who are the Space & Defense Group’s principal customers.  Mr. DeSantis also actively participated in merger and acquisition transactions during his tenure at Lockheed Martin.

Prior to Mr. Eck’s retirement in 1997, Mr. Eck was Vice President of Finance and Treasurer for the Entwistle Company, a military defense contractor.  In this capacity, he gained extensive financial experience and also gained significant experience dealing with the financial implications and procedures related to government contracts.  Mr. Eck has served on the Company’s board for the past 15 years and is familiar with the Company’s various businesses.  Mr. Eck was the first chairperson of the Company’s Audit Committee and was also instrumental in helping to guide management in the adaption and implementation of Sarbanes-Oxly Section 404 controls and procedures.  Mr. Eck also served as the Company’s first lead director and chairman of the Compensation Committee and therefore has gained substantial knowledge of the Company’s various compensation programs including the principle elements of the 2004 Comprehensive Long Term Incentive Plan.

Mr. Gerst is the co-founder of the Company and throughout his 44 year tenure, has served in various senior management level positions and continues to serve as the Company’s Chief Technical Officer.  Mr. Gerst is integrally familiar with the Company’s various technologies and is widely recognized both inside and outside the Company for his microwave and RF engineering knowledge and expertise.  Mr. Gerst has also served as a director since the Company’s inception, and is particularly knowledgeable about competing technologies and companies particularly in the Company’s Space & Defense Group markets.

Mr. Gould’s substantial investment and finance experience has enabled him to be of particular value serving as a member of the Company’s Investment/Benefits Committee.  Mr. Gould founded and operates Alesco Advisors, LLC and thus has substantial management experience which helps contribute to Mr. Gould’s effectiveness as a director of the Company.  Mr. Gould has served on the Company’s Board since 2003 and has gained meaningful insight into the Company’s two principal businesses and its corporate governance culture.

Mr. Roberts is a 20 year Air Force veteran with extensive experience contracting with various government defense agencies.  Mr. Roberts is retired President and Chief Executive Officer of SRC Inc., a not-for-profit independent research and development organization providing environmental science, operation integration, information and systems technology services and support to the Department of Defense and other government agencies.  Mr. Roberts serves on the Board’s Investment/Benefits Committee.

Mr. Robison became Senior Vice President, of Wunderlich Securities, Inc. in February 2010.  He became a Senior Vice President of Wedbush Securities when that firm acquired Pacific Growth Equities in 2009, where he had been a Managing Director.  Until June 2008, Mr. Robison served as a Senior Vice President of Ferris, Baker, Watts, Incorporated.  Mr. Robison previously served as a General Partner and Analyst of Botti Brown Asset Management from January 1997 until January 1999, and as Vice President and Analyst for Montgomery Securities from October 1994 until January 1997.  Mr. Robison is Chair of the Board’s Nominating/Corporate Governance Committee and also serves as a member of the Board’s Compensation Committee.

Mr. Sala has spent his entire professional career with the Company.  Since 1995, Mr. Sala has served as President of the Company and is thoroughly familiar with all facets of the Company’s business.  Under his direction, the Company has successfully completed six acquisitions, established a China based subsidiary, completed two secondary offerings, and has grown at a double digit rate during his tenure as President and CEO.  The Board of Directors believes that, as CEO, Mr. Sala should be a member of the Board and that Mr. Sala is uniquely positioned to provide the Board with his insight regarding the Company’s various businesses, risks, opportunities and other strategic information.  Mr. Sala also serves as a director of the Carlisle Companies Incorporated and SRC, Inc., and currently is the Chairman of Carlisle Companies’ Governance Committee and also serves on its Audit Committee.

Mr. Smucker is the founder and former President and Chief Executive Officer of MCE Technologies, Inc., a microwave components company based in Michigan, and from 2003 to 2004 served as President and CEO of Aeroflex MCE Technologies, Inc. and Chief Operating Officer of the microelectronics division of Aeroflex MCE.  In 1993, Mr. Smucker worked as President of Merchant Financial, Inc., after spending ten years with Goldman Sachs & Co.  Mr. Smucker’s extensive experience managing a company of similar scale and technological complexity uniquely positions him to strategic and managerial insight and counsel.  Mr. Smucker serves on the Board’s Audit, and Investment/Benefits Committees. Mr. Smucker currently is a Director and Vice Chairman of Ann Arbor State Bank located in Ann Arbor, Michigan.

Through Dr. Wilemon’s various consulting experiences and his former role as the Snyder Professor of Innovation Management at Syracuse University’s Wilemon School of Management, he has worked with numerous organizations including the Company’s management team, improving innovation and project management and strategic planning skills.  Dr. Wilemon brings a unique insight to the Company’s Board particularly in areas of organization development, corporate governance, strategic planning, innovation management and project management.  Dr. Wilemon has served on the Company’s Board since 1997 and up until last year served as the Chairman of the Company’s Nominating/Corporate Governance Committee.  Dr. Wilemon also serves on the Board of Directors of First State Bank in Maypearl, Texas.

BOARD COMPOSITION, MEETINGS, COMMITTEES, AND COMPENSATION

Independence; Meeting Attendance; Board Leadership Structure

The Board currently consists of ten directors.  Mr. Sala is Chairman of the Board and Dr.  Wilemon is the Lead Independent Director.  As Lead Director, Dr. Wilemon has the authority to call, schedule and chair executive sessions of the independent directors , which occurred four times in fiscal year 2011.  After each executive session, Dr. Wilemon communicates with Mr. Sala to provide feedback and to effectuate the recommendations of the independent directors.

The Company’s Board of Directors is comprised of all independent Directors except for Messrs. Sala, Gerst and Roberts.  Messrs. Sala and Gerst are employees of the Company.  Since fiscal year 2007, Mr. Roberts was deemed by the Board not to be “independent” due to the amount of sales by the Company to SRCTec, Inc., a wholly owned subsidiary of Corp. (Mr. Roberts was the President and CEO of SRC, Inc.).   The Board has determined that Directors Patricia T. Civil, Louis J. DeSantis, Dale F. Eck, James G. Gould, Matthew S. Robison, John L. Smucker and Dr. David Wilemon (who collectively comprise 70% of the Board) are each “independent” as defined in the market place rules of  the Nasdaq Stock Market.  Under the rules of Nasdaq, to be considered independent, the Board must determine that a director does not have a direct or indirect material relationship with the Company.

The independent Directors and Mr. Roberts regularly meet in executive session at which management and employee Directors are not present.  During the Company’s last fiscal year, the Board of Directors held five meetings with all Directors in attendance.  Each Director also attended the 2010 Annual Meeting of Shareholders.

The Board of Directors believes the current leadership of the Board is appropriate and effective.  The Board specifically believes that it is beneficial to the Company to have Mr. Sala serve as both CEO and Chairman of the Board.  Mr. Sala has worked for the Company for over 27 years, he is intimately involved in the operation of the Company’s two business groups, and other than the Company’s co-founder (Mr. Gerst) and Director Eck, he has the longest tenure on the Board.  Since being named Chairman of the Board in 2001, the Company has experienced compound annual growth in excess of 10 percent and produced strong financial results.  Given Mr. Sala’s extensive history with the Company, his particular knowledge regarding the markets, products, technologies and material risks affecting the Company’s operations, it is the Board’s judgment that it is in the best interest of the Company’s shareholders to have Mr. Sala hold both the CEO and Chairman positions.

The Board also believes having an active Lead Independent Director provides independent leadership to help insure that the Board effectively performs its oversight role.  Members of management are encouraged to speak directly with the Board’s Lead Director anytime to discuss matters of significance, outside the presence of the Company’s CEO.  In addition, all Board members participate in overseeing the Company’s enterprise risk management program and annually review with management the Company’s key material risks and mitigation of those risks.  The Board’s Audit Committee also conducts quarterly executive sessions with both the Company’s outside auditors and representatives of the Company’s internal audit function to assist the Board in its oversight responsibilities.  The Board is of the opinion that it effectively performs its oversight function under the Board’s current leadership structure.

The Board also regularly meets with the Company’s CFO, together with other NEOs and other management representatives of the Company’s two business groups to review and assess the operations of the businesses, as well as management’s identification, assessment and mitigation of the material risks affecting the Company’s operations.

Related Party Transactions

The Board has adopted a policy concerning transactions with related persons.  The policy requires the review, approval and monitoring of transactions involving the Company and our Directors, executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest.  These transactions, if any, are reported to and reviewed by the Secretary and General Counsel of the Company who provides a report to the full Board or independent members of the Board, as appropriate.  Following this review, the Board determines whether any such transaction is in the best interests of the Company and its Shareholders by considering whether the terms are no less favorable than those available with unrelated third parties and the related person’s interest in the transaction.  The Company will disclose the terms of related person transactions in its filings with the SEC to the extent required.

The Board has determined that because of the Company’s sales of components to SRCTec, Inc., a subsidiary of SRC, Inc., in fiscal year 2011 were pursuant to a competitive bid process and the respective purchase orders are subject to the federal procurement regulations, the transactions do not constitute a “related party transaction” as defined in the Securities and Exchange Commission regulations and, similarly, the transactions are in compliance with the Company’s policy regarding related party transactions.

David M. Ferrara, Secretary and General Counsel of the Company, is a member in the law firm of Bond, Schoeneck & King, PLLC, (“BS&K”) which has rendered and continues to render legal services to the Company.  The legal services provided (and to be provided) to the Company are considered normal and customary in the ordinary course of business.  Beginning in January, 2008, Mr. Ferrara became a part time employee of the Company.  During the fiscal year ended June 30, 2011, the Company paid Bond, Schoeneck & King, PLLC $296,104 for services rendered by other BS&K attorneys and for related disbursements, in addition to paying Mr. Ferrara a base salary.

Corporate Governance Matters

Our Company’s business is operated by the guiding principles of honesty and integrity.  Anaren’s Code of Ethics and Business Conduct (“Code of Conduct”), which has been in place since August 2002, and most recently amended in May 2011, and is available on the Company’s website (www.anaren.com), establishes ethical policies by which the Board of Directors, officers and every employee conducts the daily operation of the Company.  Anaren’s Code of Conduct is reviewed with every Company employee to help ensure that all employees remain dedicated to Anaren’s founding principles of honesty and integrity.  The Board’s Nominating/Corporate Governance Committee reviews corporate governance developments and recommends modifications to the Company’s Code of Conduct and various committee charters as appropriate.  Consistent with this review, the Board adopted a Statement of Corporate Governance Guidelines and Principles (“Governance Guidelines”), which was revised in May, 2008 and provides an overview of the Company’s corporate governance philosophy and a summary of the Board’s responsibilities and duties regarding its oversight of the Company.  The Company’s Governance Guidelines also identify the Company’s key policies, including the Code of Conduct.  The Board also adopted a Disclosure Committee Charter to formalize the procedures of the Company’s Disclosure Committee that has been in place since the beginning of fiscal year 2005.  The purpose of the Disclosure Committee is to help ensure that the Company’s public disclosures are materially accurate, timely and complete.

In a continuous effort to stay abreast of corporate governance developments, the Board encourages its members and the Company’s Secretary to attend various education programs.  During fiscal 2011, Directors, Smucker, Robison and Wilemon, attended corporate governance programs.

Our Company has consistently maintained above average corporate governance ratings.  Our Company remains committed to continue to strive toward corporate governance excellence in all aspects of our business.

Charters

The Company has adopted written charters for each of its Audit, Compensation, Disclosure, Investment/Benefits, and Nominating/Corporate Governance Committees and has posted current copies of the Committee Charters on its website: www.anaren.com.

Board Committees

Audit Committee.  The Company’s Audit Committee consists of Ms. Civil, Chairperson, Messrs. Eck, Gould, Smucker and DeSantis.  In the opinion of the Board the Audit Committee’s Chairperson, Ms. Civil and Mr. Eck, meet the definition of an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission.  The function of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing and financial reporting practices, and to review the Company’s annual audit with management and the Company’s independent registered public accounting firm.  The Audit Committee is also responsible for monitoring the independence and performance of the Company’s independent registered public accounting firm, and for providing an avenue of communication among the independent registered public accounting firm, management, employees, and the Board of Directors.  During the fiscal year ended June 30, 2011, the Audit Committee held eight regular meetings and several additional meetings in connection with the Company’s quarterly and annual financial reporting, review, assessment and certification of the effectiveness of its internal controls.

Compensation Committee.  The Company’s Compensation Committee consists of Messers  Gould, Chairman, Robison, Wilemon and DeSantis.  The function of the Compensation Committee is to recommend to the Board of Directors competitive compensation plans for officers and key employees.  During the fiscal year ended June 30, 2011, the Compensation Committee held four meetings.

Nominating and Corporate Governance Committee.  The Company’s Nominating and Corporate Governance Committee consists of Mr. Robison, Chairman, Ms. Civil, and Dr.Wilemon.  The responsibilities of the Nominating/Corporate Governance Committee, as outlined in its written charter, are to make recommendations to the Board for nominees to serve as directors, to strengthen the Board’s oversight of management, to develop and implement the Company’s corporate governance guidelines, and to monitor a process to assess the Board’s effectiveness.  The Nominating and Corporate Governance Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company’s main office.  In considering candidates for the Board, the Nominating and Corporate Governance Committee considers, among other factors, the entirety of each candidate’s credentials and whether the candidate possesses the following characteristics:

o	Impeccable personal character

o	Demonstrated achievement in his or her professional field

o	Broad professional experience relevant to Anaren’s current and likely future business

o	Skill set that complements Anaren’s current Board and senior management team

o	Demonstrated leadership abilities including team building, mentoring and effective communication

o	Fundamental understanding of basic financial accounting statements

o	Demonstrated ability to foster investor, employee and customer confidence

o	Demonstrated enthusiasm for Anaren’s mission

o	Demonstrated experience managing a business, educational or other not-for profit entity

o	Commitment to maintaining a responsible employer presence in the communities in which Anaren operates

The Committee also considers a candidate’s projected effectiveness as a director in conjunction with the full Board in collectively serving the long-term interests of the Shareholders.  In addition, prior to nominating an existing director for re-election to the Board, the Committee and the Board consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills and contributions that the director brings to the Board.  During the fiscal year ended June 30, 2011, the Nominating and Corporate Governance Committee held three meetings.

Investment/Benefits Committee.  The Company’s Investment/Benefits Committee consists of Messrs. Eck, Chairman, Roberts and Smucker.  The responsibilities of the Investment/Benefits Committee, as outlined in its written charter, are to oversee the appropriate investment of the Company’s cash and cash equivalents with the objective of obtaining competitive rates of return without exposing the Company’s assets to undue volatility or risk of loss, and to periodically review the various benefit plans, including pension plans, offered by the Company to its employees to help ensure that the various benefit plans are market competitive, yet cost effective for the Company.  During the fiscal year ended June 30, 2011, the Investment/Benefits Committee held one meeting.

Compensation Committee Interlocks and Insider Participation

Messrs. Gould, Chairman, Robison, DeSantis and Wilemon served on the Compensation Committee during 2011.  None of the members of the Compensation Committee are or ever have been an officer or employee of Anaren, and there were no Compensation Committee interlocks.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving as directors.  During fiscal year 2011, the Company paid each director who is not an employee a $26,000 Board fee plus $1,000 for each meeting attended, and also paid the Chairperson of the Audit Committee an annual fee of $12,000, and the Chairpersons of the Compensation, Investment/Benefits and Nominating/Corporate Governance Committees an annual fee of $6,000.  In addition, members of the Audit Committee, except for the Chairperson, received an annual fee of $6,000, and members of the Compensation Committee, Investment/Benefits Committee and Nominating/Corporate Governance Committee, except for the respective Chairpersons, received an annual fee of $3,000.  Beginning in fiscal year 2010, the Company paid the Lead Director an annual fee of $6,000.  The Company also reimbursed each director for their expenses incurred in attending meetings of the Board of Directors.  In addition, non-employee directors are eligible to receive awards under the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan (“Plan”), as amended.  In fiscal year 2011, the non-employee directors each received a restricted stock award of 3071 shares pursuant to the Plan, which value and terms are identified in the table that follows.

The following table summarizes the compensation paid to each non-employee director for his/her service to the Board and its committees in fiscal year 2011.

FISCAL 2011 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards($)(2)	Option Awards($)(3)	Total($)
Dale F. Eck	$42,000	$49,996	0	$91,996
Carl W. Gerst, Jr.	0(4)	$168,742	0	$168,742
James G. Gould	$42,000	$49,996	0	$91,996
Robert U. Roberts	$33,000	$49,996	0	$82,996
Matthew S. Robison	$39,000	$49,996	0	$88,996
John L. Smucker	$39,000	$49,996	0	$88,996
David Wilemon	$42,000	$49,996	0	$91,996
Patricia T. Civil	$45,000	$49,996	0	$94,996
Louis J. DeSantis	$36,750	$49,996	0	$86,746

(1) Mr. Sala, the Company’s Chief Executive Officer and Chairman, is not included in this table.  Mr. Sala does not receive any compensation for his service as a director because he is an officer of the Company.  The compensation received by Mr. Sala as an officer is shown in the Summary Compensation Table on page 31.

(2) The amounts in this column reflect the dollar value of the award recognized by the Company for financial statement reporting purposes for the fiscal year ended June 30, 2011 (before reflecting forfeitures), in accordance with ASC 718.  Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended June 30, 2011 included in the Company’s Annual Report on Form 10-K.  These amounts reflect the Company’s accounting valuation for these awards and do not correspond to the actual value that may be recognized by its Directors.  On August 10, 2010, the Company granted each non-employee Director 3,071 shares of restricted stock which is subject to forfeiture until the first anniversary of the date of grant.  The fair market value, as of the date of grant, for each non-employee Director was $49,996.  As of June 30, 2011, each non-employee Director, except for Ms. Civil, had 3,071 shares of restricted stock awards which continued to be subject to forfeiture at fiscal year-end.  Ms. Civil had 7,195 shares of restricted stock awards as of June 30, 2011, which continued to be subject to forfeiture at fiscal year-end.

(3) There were no new option awards granted in fiscal 2011.

(4)  Carl W. Gerst, Jr., the Company’s Co-founder, Chief Technical Officer and Vice Chairman, does not receive any fees for his service as a director.  However, Mr. Gerst did receive restricted stock awards in fiscal year 2011 that were not performance based in connection with his service as a director of the Company.  The value recognized by the Company for financial reporting purposes (before reflecting forfeiture) is set forth in this table and was calculated in accordance with ASC 718.  As of June 30, 2011, Mr. Gerst had 116,500 stock options outstanding and 25,072 shares of restricted stock awards which continued to be subject to forfeiture at fiscal year-end.

Communication with Directors

Shareholders  may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below.  If a Shareholder desires to communicate with a specific director, the correspondence should be addressed to that director.  The receipt of any such correspondence addressed to the Board of Directors and the nature of its contents will be reported at the next Board meeting and appropriate action, if any, will be taken.  Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company.  The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

[Name of Director or Board of Directors]
c/o David M. Ferrara
Secretary and General Counsel
Anaren, Inc.
6635 Kirkville Road
East Syracuse, New York 13057

COMPENSATION OF EXECUTIVE OFFICERS

Introduction; Role of the Compensation Committee; Risk Oversight

The Compensation Committee of the Board of Directors is principally responsible for establishing, monitoring and administering the Company’s compensation philosophy, policies and practices regarding its executive officers.  A primary goal of the Company’s compensation philosophy is to adequately align the interests of the shareholders with management to ultimately drive shareholder value.  The Compensation Committee strives to ensure that total compensation paid to executive officers and key management employees is competitive, reasonable, yet at the same time, capable of attracting, retaining and motivating the executive officers and key management employees to achieve long term shareholder value.  The Compensation Discussion and Analysis (“CD&A”) section beginning on page 19 provides details regarding the Company’s executive compensation policy, the material elements of the total compensation paid to the Company’s executive officers under such policy, and an explanation of how the Company determines the amount paid under each element of compensation.

The disclosure tables following the CD&A set forth the various elements of compensation paid to the Company’s Chief Executive Officer, principal financial officer and the three most highly compensated executive officers other than the chief executive officer and principal financial officer.  These five individuals are referred to under the SEC’s disclosure rules, and throughout the CD&A, as the “Named Executive Officers (“Named Executives”).”  The Named Executives for fiscal 2011 are Lawrence A. Sala, President and Chief Executive Officer, George A. Blanton, Senior Vice President, Chief Financial Officer, Treasurer, Mark P. Burdick , President, Wireless Group, Timothy P. Ross, President, Space & Defense Group and Gert R. Thygesen, Senior Vice President, Technology.  The terms “executive officers” and “key management” relate to the Company’s approximately 126 management and key technical personnel, including the Named Executives, who currently participate in the Company’s equity based compensation program.  The first table, the Summary Compensation Table, provides in comprehensive form, the total compensation earned by the Named Executives during the past three fiscal years.  The tables that follow provide additional information about the elements of compensation presented in the Summary Compensation Table.

Role of Compensation Committee; Risk Oversight

The Compensation Committee is currently composed of four members, all of whom are (i) deemed “independent directors,” as the term is defined in the marketplace rules of The Nasdaq Stock Market, (ii) qualified as a “non-employee director,” as defined under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) qualified as an “outside director” under Section 162(m) of the Internal Revenue Code.  Pursuant to the terms of the Compensation Committee’s written charter, which has been approved by the Board and is reviewed annually to ensure that it properly reflects the Committee’s responsibilities, duties and philosophy, the Compensation Committee has the authority to set the level of executive compensation.

The Compensation Committee has regularly engaged The Burke Group (“The Burke Group”), to collect and update compensation information from the Company’s peer group and published survey sources.  The Committee also uses the consultant to analyze the total compensation earned by the Company’s executive officers, apprize the Committee on current trends in the area of executive compensation and to make recommendations to strengthen the Company’s compensation policies to align the Named Executives’ pay to the Company’s performance, and to improve the competitiveness of the Company’s executive compensation.  The Burke Group performs no other services for the Company and is completely independent.

The Compensation Committee regularly reviews the financial goals that drive non-equity bonus compensation and the growth and profitability metrics used for determining equity based compensation for officers.  The Committee concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and do not encourage inappropriate risk taking.  In the Committee’s judgment, because profitability is mandatory before any officer is eligible to receive a non-equity bonus, all incentive based compensation (non equity and equity based) is capped for each NEO, and multiple corporate goals and targets are approved annually by the Committee, officers are not motivated to take undue risks in managing the Company’s business.  Similarly, because equity grants are based on three year performance targets that are reviewed and approved by the Committee and the full Board, the Committee does not believe officers are incentivized to take exceptional risks which could potentially generate short term favorable results to the long term detriment of the Company.  The Committee also believes that the discretionary portion of officers’ total compensation is reasonably related to officers’ base salaries, and therefore, opportunities for additional compensation are not excessive to the point where officers would take material unreasonable risks for the sake of increasing personal compensation.  The Compensation Committee does not delegate its duties to any other person; however, it does work with management to structure the Named Executives’ performance goals.  After extensive review and consideration, the Committee presents its recommendations to the Board for its review and approval.

The Committee and the full Board of Directors also regularly review the Company’s Strategic Plan, and assess whether management is pursuing a course of action that presents unusual or excessive material risks inconsistent with the Company’s culture and long term strategic objectives.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future performance targets and goals for the Company’s executive officers.  These targets and goals are disclosed in the limited context of the Company’s compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  The Company specifically cautions investors not to apply these statements to any other context.

Fiscal year 2011 again showed a strong relationship between compensation of Named Executives and the Company’s performance.  Named Executives’ incentive bonus opportunity (both equity and non-equity) is directly tied to achieving pre established performance targets approved by the Compensation Committee and the full Board of Directors.  In addition, Named Executives are not eligible to receive any non equity bonuses unless the Company produces an operating profit. In fiscal 2011, Named Executives earned 70 percent of their non equity bonus, and 80 percent of their equity bonus opportunity.  In turn, as noted in the charts below, fiscal year 2011 produced record net sales ($179.2 million) new orders ($185.0 million) record operating income of $21.3 million and operating cash flow of $24.9 million.  The Company’s three year compound annual growth rate was 10.9 percent (compared to 15 percent target) and its cumulative operating cash flow was $81.4 million versus target of $79 million.  The Compensation Committee continues to believe that the CEO, CFO and Named Executives’ direct compensation is consistent with both the Company’s peer group and survey data (at the 50th percentile) and is directly aligned with generating superior financial performance.

Philosophy and Objectives of the Compensation Program

The Compensation Committee continues to strive to develop, refine and implement an executive compensation program that rewards executive officers when the Company achieves its financial and strategic goals.  At the same time, the Committee feels strongly that the program must be fully transparent, straightforward and understandable by both employees and our shareholders.  The Committee generally targets overall compensation for executive officers to the 50th percentile of compensation paid to comparable executives based upon peer group and survey data.  The ultimate objective of the Company’s compensation program is to motivate the Company’s executive officers to achieve financial goals that increase the shareholders’ long-term value, yet not promote unreasonable risk taking.  We believe this compensation philosophy encourages our executive officers to make decisions geared toward the long term success of the Company.  Accordingly, compensation paid to the executive officers is predominantly performance based, and has a significant equity component. Although individual performance is viewed as being important, overall Company performance goals must be achieved before any executive officer is eligible to receive an annual incentive bonus.  More specifically, the Company must be profitable, regardless of achievement of other corporate goals, for any executive officer to receive a bonus.  Although the Compensation Committee intends for executive compensation to be driven by performance, it recognizes that salaries must stay competitive with comparable technology-based, microwave electronics manufacturing companies in order to attract, retain and motivate highly qualified executives.  It is this mix of interests that drives the compensation structure outlined below.

The Company’s NEOs direct compensation (base salary, non equity bonus, equity based compensation) in fiscal 2011, when compared to survey and peer group averages (utilizing the 50th percentile for base salaries) ranged from approximately 14.9% above to 15.4% below.  Specially, the Company’s CEO’s direct compensation totaled 4.6% above, the CFO, 10.2% below, the President, Wireless Group, 3.8% below, the President, Space & Defense Group, at market, and the Sr. Vice President, Technology, 14.9% above.  To the extent certain NEOs were below or above the survey and peer group average is attributable to a number of factors including, the particular NEO’s years of service with the Company, length of time in their particular position, historical job performance, scope of duties and responsibilities of the position and overall contribution to the Company’s success.  The Company’s strong growth and financial performance, compared to many of the Company’s peers also contributed to incentive compensation paid to certain NEOs exceeding the average of peer group and survey data.

Role of Compensation Consultant and Executive Officers

The Burke Group is directly engaged by the Compensation Committee and answers directly to the Compensation Committee in connection with the services it provides.  Primarily, The Burke Group gathers information on the peer group companies identified by the Company’s management and provides survey information.  The Burke Group also analyzes the total compensation earned by the Company’s executive officers, apprizes the Committee on current trends in the area of executive compensation and makes recommendations to strengthen the Company’s compensation policies to align the Named Executives’ pay to the Company’s performance, and to improve the competitiveness of the Company’s executive compensation.  For these services during fiscal 2011, the Compensation Committee paid The Burke Group $18,000, plus expenses.  The Burke Group provides no other services to the Company or its management other than services related to the Company’s executive compensation program.

Comparisons to Peer Group.  In fiscal 2011, the Company utilized compensation information from the Company’s peer group and from published surveys to help establish compensation targets for its executive officers.  The Company’s peer group includes the following electronics component and subsystem manufacturers: AeroVironment Inc., DSP Group Inc., Ducommun Inc., Integral Systems Inc. /MD/, Kopin Corp., Kratos Defense & Security Solutions, KVH Industries, Labarge Inc., and Pericom Semiconductor.  The Burke Group assists the Compensation Committee in gathering information on this peer group, as well as gathering survey information published by Towers Watson Data Services’, Mercer Human Resources, Economic Research Institute, National Association of Corporate Directors and Spencer Stuart.  In fiscal 2011, the Company primarily relied upon these broad databases, and other publicly available information, to determine appropriate levels and types of compensation.  The Company believes that utilizing peer group data in its executive compensation practices is consistent with the compensation philosophy of providing competitive compensation with appropriate incentive and equity-based components, without promoting inappropriate risk taking.

The Company Strives for Fairness in the Administration of Compensation.  The Company strives to ensure that the compensation levels of its executive officers and key members of management accurately reflect the level of responsibility that each individual has within the Company.  At the outset of each fiscal year the Named Executives and all participants in the Company’s Bonus Plan are informed of individual and Company-wide objectives to help align individual performance with the goals and objectives of the Company.  Individual base salaries are predicated on a number of factors including, the individual’s performance, level of responsibility, contributions to the Company’s success, and market data for comparable positions.

Role of Executive Officers in the Compensation Process.  In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers, the Compensation Committee considers the recommendation of the Company’s President and Chief Executive Officer, Lawrence A. Sala. Mr. Sala reviews the performance and compensation of each executive officer and the Company’s financial results versus established goals for the fiscal year just completed. Mr. Sala then makes recommendations to the Committee for the upcoming year’s financial objectives, base salary adjustments, cash incentive bonus opportunities and equity-based compensation grants based on the executive officer’s performance and comparative analysis of similar positions in the peer group and published survey data. Mr. Sala also makes restricted stock grant recommendations to the Committee for key management and key technical employees. The Committee, however, exercises its complete discretion in approving or modifying any compensation recommendation for any executive officer. Mr. Sala does not make any recommendations regarding his own compensation, nor does he vote on any compensation matters considered by the Committee, but is viewed as an additional resource to discuss executive officer and key management performance and compensation.

Compensation of the Named Executives

The Company’s compensation program for all executive officers, including the Named Executives, is comprised of the following elements:

•	Base Salary
•	Non-Equity Annual Bonus Plan (“Bonus Plan”)
•	Equity Based Awards
•	Benefits

The compensation program for key management is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance.  It is not the Company’s practice to compensate any Named Executive in excess of the limits contained in Section 162(m) of the Internal Revenue Code.  Section 162(m) generally limits the amount of compensation paid to the Named Executives in any one fiscal year that may be deducted by the Company for federal income tax purposes, unless the compensation is performance-based and the material terms of the applicable plan are disclosed to and approved by the Company’s Shareholders.  The deduction limitation is currently $1 million.  The Company’s 2004 Comprehensive Long Term Incentive Plan, as amended, has received shareholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would qualify as performance-based compensation under Section 162(m).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each Named Executive.  Each year, the Company reviews base salaries, and targets base salary compensation at or near the median base salaries of the companies included in the Company’s peer group and survey data provided by The Burke Group.  Unlike the Bonus Plan, base salaries are not linked to the overall performance of the Company.  However, other elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (for example, the cash incentive opportunity under the Bonus Plan is a percentage of the Named Executives’ base salary).  Generally, the Compensation Committee starts the total compensation review for executives at its May committee meeting by reviewing compensation trends identified by The Burke Group.  Several elements are considered in setting base salaries, including (i) the size, scope and complexity of the executive officer’s responsibilities; (ii) the relationship of the executive officer’s pay to the base salaries of other senior officers and other management employees of the Company; (iii) the individual’s performance; (iv) economic and market conditions; and (v) whether the base salary levels are competitive and comparable to compensation paid to executives employed by the Company’s peer group and published survey data.  The Committee also considers the historical performance of the Company and the contributions of each executive officer to those results when considering proposed adjustments to base salary.  The salary levels for all Named Executives and key management employees are reviewed on an annual basis.

The Committee increased the base salaries of the Named Executives at its August 11, 2011 meeting for fiscal year 2012.  Mr. Sala received a 4.2 percent increase based on the Committee’s review of his individual performance and base salary trends as reflected in the Company’s peer group and published survey data.  Mr. Sala’s fiscal year 2012 base salary of $500,000 as the Company’s President and Chief Executive Officer is well supported by (i) competitive wage survey data, (ii) the Company’s peer group’s compensation of chief executive officers, and (iii) the Company’s strategic accomplishments and financial performance during the fiscal year and the period Mr. Sala has served in this capacity.

The Compensation Committee also approved base salary increases for Messrs. Blanton, Burdick, Ross and Thygesen ranging from 1.6% to 7.6%, based on the Committee’s evaluation of the following factors: (i) competitive wage survey data, (ii) realization of a portion of the Company’s strategic accomplishments during fiscal year 2011, and (iii) individual performance.  Messrs Blanton, Ross, Burdick and Thygesen received base salary increases for fiscal year 2012 of $18,000, $18,500, $18,000 and $3,500 respectively, based on the Committee’s evaluation of the above noted factors.  Please see the Summary Compensation Table presented in this Proxy Statement (page 31) and the accompanying narrative disclosures for more information regarding the base salaries of the Named Executives for fiscal years 2011, 2012 and 2009.

Non-Equity Annual Bonus Plan

In order to more closely align the compensation of Named Executives and other key employees to the Company’s performance, a non-equity annual bonus plan (“Bonus Plan”) is maintained in which approximately 12 percent of the Company’s employees participated in fiscal 2011.  Bonus Plan award opportunities, expressed as a percentage of salary, are established for each participant.  The Committee strives to set the respective Bonus Plan opportunities to be consistent with opportunities for comparable positions in the Company’s peer group and published survey data.  The Bonus Plan is designed to provide a meaningful incentive to reward executive officers and other key management employees for their contribution toward the Company’s growth, profitability and cash flow for the fiscal year.  Eligibility in the Bonus Plan is limited to key members of management and technical personnel who, because of their position, have the ability to impact the growth, profitability and overall success of the Company, as well as have the responsibility for succession planning and employee development.  Bonus Plan opportunities for executive officers range from 25% to 100% of base salary.  In the case of truly exceptional performance by an officer of the Company, the Committee in accordance with its charter, may exercise its discretion to recommend to the Board to increase a Bonus Plan payment by up to fifty percent.

Bonus Plan payments, when made, have historically totaled less than 10 percent of the annual operating income for the Company.  There were approximately 126 participants in the 2011 Bonus Plan who were paid a total of approximately $1,711,000, of which $724,728 was paid to the executive officers of the Company.  Total Bonus Plan payments for fiscal year 2011 represented approximately 8.1% of the Company’s operating income, including ASC 718 expense.  The executive officers of the Company select the Bonus Plan participants on an annual basis.

Under the Bonus Plan in effect for the 2011 fiscal year, the Company’s achievement of specified performance criteria (targeted annual net shipments, annual operating earnings, annual order bookings and annual operating cash flow goals outlined below for each Named Executive) entitled the Named Executives to receive a cash Bonus Plan payment.  Each goal was equally weighted and was factored into the calculation to determine the Bonus Plan payment.  Consistent with the Committee’s philosophy of aligning individual performance with enhancing shareholders value, executive officers, including Named Executives, were not eligible to receive any payments under the Bonus Plan if the Company was not profitable on an operating basis.

The specific Company financial goals and the results achieved in fiscal year 2011 applicable to the Named Executives were as follows:

	Goal	Results Achieved	Percentage Achieved

Annual Net Shipments	$169-$186 Million	$179.2 Million	60%

Annual Operating Earnings	12%-15% of Net Sales	14.8% of Net Sales	93.33%

Annual Order Bookings	$172-$189 Million	$185 Million	76.48%

Annual Operating Cash Flow	$21-$29 Million	$24.9 Million	48.75%

		Total Percentage Achieved	69.64%

The Company’s President and Chief Executive Officer Bonus Plan opportunity for fiscal year 2011 was set by the Committee at 100% of his base salary.  One hundred percent of Mr. Sala’s Bonus Plan opportunity was based upon the achievement of the Company financial goals identified above.  As noted in the table, the actual fiscal 2011 results achieved were 69.64 percent of the Company’s financial goals.  As a result, Mr. Sala’s Bonus Plan payment for fiscal 2011 was $334,265.

The Compensation Committee determined that the Company’s Senior Vice President of Finance, Chief Financial Officer & Treasurer, Mr. Blanton, Bonus Plan opportunity for fiscal year 2011 was 50% of his base salary.  As with Mr. Sala’s bonus, Mr. Blanton’s Bonus Plan opportunity was based exclusively upon the achievement of the Company financial goals.  Mr. Blanton’s Bonus Plan payment for fiscal 2011, based upon the results achieved, was $84,263.

The Company’s President, Space & Defense Group, Mr. Ross, had a Bonus Plan opportunity for fiscal year 2011 was 60% of his base salary.  Similar to Messrs. Sala and Blanton, one hundred percent of Mr. Ross’ Bonus Plan payment was based upon the Company financial goals noted in the chart above.  Mr. Ross’ Bonus Plan payment for fiscal 2011 was $103,413.

The Company’s President, Wireless Group, Mr. Burdick, Bonus Plan opportunity for fiscal year 2011 was set by the Committee at 60% of his base salary.  Similar to all other Named Executives, one hundred percent of Mr. Burdick’s Bonus Plan opportunity was based upon the achievement of  the Company financial goals as noted above.  Mr. Burdick’s Bonus Plan payment for fiscal 2011 was $99,026.

Mr. Thygesen, Sr. Vice President, Technology, Bonus Plan opportunity for fiscal year 2011 was set by the Committee at 50% of his base salary.  Similar to all other Named Executives, one hundred percent of Mr. Thygesen’s Bonus Plan opportunity was tied to the achievements of the Company financial metrics noted above.  Mr. Thygesen’s Bonus Plan payment for fiscal year 2011 was $75,384.

The dollar amounts of each award paid to the Named Executives are set forth under the column entitled “Bonus” of the Summary Compensation Table.

Performance Metrics for Fiscal Year 2012

The Compensation Committee believes the changes to executive officer Bonus Plan metrics implemented for fiscal year 2008 and continued through 2011 should be maintained.  Bonus Plan payments for all executive officers for fiscal year 2012 will be based solely on the achievement of corporate financial performance objectives (“Corporate Goals”).  In the case of general managers and certain other key management employees, Bonus Plan payments will be based on business unit performance to more closely align their Bonus Plan compensation with the success of their respective business unit.  However, for officers, including the Named Executives, the Corporate Goals identified below will be solely used to determine any Bonus Plan payment.  The Compensation Committee approved Corporate Goals for fiscal year 2012 with minimum and target thresholds as defined below:

2012 Corporate Goals

Performance Criteria	Target	Minimum
Annual Net Shipments:	$197 Million	$179 Million
Annual Operating Earnings *	15% of Net Sales	12% of Net Sales
Annual Order Bookings:	$200 Million	$182 Million
Operating Cash Flow:	$30 Million	$22 Million

*Excluding ASC 718 expense and amortization of intangible assets and inventory step-up.

The Corporate Goals identified above were approved by the Committee because in its judgment, these four goals collectively represent the best measurement of the Company’s performance and therefore are most likely to contribute to long term shareholder value.  Officers’ 2012 Bonus Plan payment will be based on the average percentage achieved of each of the four Corporate Goals.  However, as in years past, no Bonus Plan payment will be made if the Company is not profitable on an operating basis, regardless of achievement of the remaining three goals.  In addition, the Bonus Plan does not guarantee any minimum Bonus Plan payment to any participant and bonus opportunities are capped as explained in the Non-Equity Annual Bonus Plan description found on page 23.

Equity Based Compensation

The Committee believes that the interests of the Shareholders are best served when a significant percentage of executive officers’ compensation is comprised of equity based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock.  The granting of equity based compensation aligns the interests of key management, including the Named Executives, with those of the Shareholders.  Therefore, it is the Compensation Committee’s intention to make grants of equity based awards to the Named Executives and other key employees at such times and in such amounts as may be required to help accomplish the objectives of the Company’s compensation program.  The Compensation Committee has historically granted equity based compensation in the form of stock options and restricted stock to help create the opportunity for increased equity ownership by executive officers, to recruit key individuals, and to utilize vesting requirements to encourage those individuals to continue in the employ of the Company.  The Company also has, on occasion, issued limited amounts of restricted stock to individuals for extraordinary performance.

The Compensation Committee generally makes annual equity based awards one time each year at the Committee’s regularly scheduled August meeting.  In fiscal 2009, equity awards were made in November pending the approval by the Shareholders of an amendment to the 2004 Comprehensive Long Term Incentive Plan.  The Committee has never manipulated the timing of equity based awards to take advantage of non-public material information.  All equity based awards are pursuant to the Company’s 2004 Comprehensive Long Term Incentive Plan, as amended, which imposes certain restrictions.  Recipients of restricted stock grants must enter into agreements with the Company which set forth the specific terms and conditions, including limitations applicable to the equity based awards.  Equity awards are generally based on a percentage of salary, and various percentages have been established for different organizational levels within the Company.

Beginning in fiscal year 2008, the Compensation Committee recommended, and the Board approved, modifying the Company’s equity based awards to further strengthen the executive officers’ focus on achieving long term growth and profitability goals for the Company.  Equity awards granted for fiscal year 2008 were exclusively in the form of restricted stock.  The Compensation Committee, with the assistance of Burke Group, reviewed market and industry trends and determined that the Company would benefit from granting restricted stock and not incentive stock options, which simplifies the accounting for equity based awards and increases retention of key management employees.  The Committee decided to exclusively grant restricted stock because of its belief that restricted stock grants are more equitable to both the recipients and the Company due primarily to the accounting treatment associated with stock options.  When stock options expire at a time when the closing price of the Company’s stock is below the strike price of the option the recipient receives no value yet the Company incurred expense at the time of the grant.  All equity awards beginning with fiscal year 2008 consisted solely of restricted stock.

The Committee believes that it is appropriate for the majority of equity based awards to Executive Officers continue to be contingent upon the long-term performance of the Company.  Therefore, the Committee decided that 65% of the executive officers total equity grant opportunity (“Total Grant Opportunity”), be based on the Company’s achievement of specific long-term corporate financial objectives (“Corporate Performance Based Grant”) and the remaining 35% of the Total Grant Opportunity be based on the individual executive’s performance (“Individual Performance Based Grant”).  Burke Group assisted the Compensation Committee in determining the Total Grant Opportunity for each executive officer based upon peer group and survey data.  For fiscal 2011, Mr. Sala’s Total Grant Opportunity was 160% (180% for fiscal 2012) of his base salary; Mr. Ross’ was 100% and Messrs. Blanton’s, Burdick’s and Thygesen’s Total Grant Opportunity was 90% of their respective base salaries.

For the Corporate Performance Based Grant, the Compensation Committee established three year compound annual revenue growth rate (“CAGR”) and three year cumulative operating cash flow (“COCF”) targets based on the Company’s strategic long term goals. Based on the relative attainment of these goals, the executive officers will receive a percentage of the Corporate Performance Based Grant in the form of a restricted stock grant subject to a 48 month time vesting requirement.

For the Corporate Performance Based Grant, the percentage of the award attained is based on the Company’s financial performance (CAGR and COCF) over a three year rolling period compared to established targets.  The Committee, consistent with the Company’s strategic objectives, established CAGR and profitability targets of 15% each, which when applied to the base year (fiscal 2008), resulted in a goal for fiscal year 2011 of $199 million in sales, and $78.6 million of COCF for the three year period ending June 30, 2011.  Actual results for fiscal year 2011 were $179.2 million in sales and a three year (2009, 2010 and 2011) COCF of $81.4 million.  The Company achieved a 10.9% CAGR (72.6% of target) and 103.6% of the COCF target which as illustrated in the chart below, resulted in a Performance Factor of 0.8.  Therefore the Executive Officers, including the Named Executives, earned 80% of their total performance based equity opportunity.

Based on these results, which are depicted in the chart below, the Compensation Committee, at its August 10, 2011 meeting, approved restricted stock grants for Executive Officers, including the Named Executives, and for key members of management.  These grants were subsequently approved by the Board of Directors at its August 11, 2011 meeting.  For Mr. Sala, the formula to calculate his Corporate Performance Grant is as follows:

Base salary x 1.8 x 80% x 65% which calculates to a fiscal 2012 grant value of $468,000.

The formula to calculate the Corporate Performance Based Grant is the same for the other Named Executives except, as noted above, the Compensation Committee approved Total Grant Opportunities equal to 90% for Messrs. Burdick, Thygesen and Blanton and 100% for Mr. Ross of their respective base salaries.  See Fiscal 2011 Director Compensation Table found on page 16.

For the Individual Performance Based Grant, if the executive performs as expected, he or she will receive the entire Individual Performance Based Grant in a restricted stock grant subject to a 36 month time vesting requirement.  For Mr. Sala, the formula to calculate his Individual Performance Based Grant for fiscal 2012 is as follows:

Base Salary x 1.8 x 35% which calculates to a fiscal 2012 grant value of $315,000.

Because of the Committee’s view that the changes to the methodology used for granting equity based awards implemented for fiscal 2008 and continued thereafter were successful in further linking Executive Officer compensation to the Company’s growth and profitability, the same methodology and criteria were approved for fiscal year 2012.  Based on FY’09 results (which serves as the base year for establishing FY 2012 performance targets), net sales and COCF targets for FY’12 are $254 million and $100 million, respectfully.

Please see the Summary Compensation Table and the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the number and value of the stock awards received by each of the Named Executives for fiscal years 2011, 2010 and 2009.

Stock Ownership Guidelines For Officers and Senior Management

Consistent with the Committee’s belief that ownership of the Company’s Common Stock by executive officers aligns their interests with those of the Company’s Shareholders and enhances retention of executives by providing them an opportunity to accumulate a meaningful ownership interest in the Company, the Compensation Committee in 2004 recommended, and the Board approved, the following Stock Ownership Guidelines for Directors, officers and senior management of the Company.

Position	Multiple	Time to Attain
President & CEO	3X Base Salary	48 months
Other Officers and senior management	2X Base Salary	48 months
Outside Directors	8X Annual Board Retainer Fee	48 months

The Stock Ownership Guidelines contemplate attainment of the specified levels within the stated time period following adoption of the Guidelines or, if later, following commencement of an individual’s service with the Company in a manner subjecting him or her to the Guidelines.  As of June 30, 2011, Mr. Sala and all Company officers and outside Directors (except Mr. DeSantis who joined the Board in 2010) have ownership interests sufficient to meet the Stock Ownership Guidelines.

Retirement and Other Benefits

All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace.  Health and welfare and paid time-off benefits help ensure that the Company has a productive and focused workforce.  The Company utilizes pension, 401(k) savings plan and a non-qualified deferred compensation plan (which participation is limited to executive officers) to enable employees to plan and save for retirement.

The Company’s tax-qualified 401(k) Plan (the “401(k) Plan”) allows employees to contribute a percentage of their base salaries to the 401(k) Plan on a pre-tax and/or after-tax basis, subject to various limits imposed by the Internal Revenue Code.  The Company provides a matching contribution, on a dollar for dollar basis, up to 5 % of the contributing participant’s salary.

The Company also provides retirement benefits through the Anaren Microwave, Inc. Pension Plan (the “Pension Plan”).  The Pension Plan is available to all Company employees hired on or before August 15, 2000.  All of the Named Executives are participants in the Pension Plan, except Mr. Blanton who was hired in June, 2008.

All Company officers, including the Named Executives, participate in the non-qualified Deferred Compensation Plan (the “Deferred Compensation Plan”).  The Company's Deferred Compensation Plan was established in recognition of Internal Revenue Code limits on the amount of annual compensation that may be taken into account for Pension Plan and 401(k) Plan purposes, and in recognition of Internal Revenue Code limits on employee elective deferrals to the 401(k) Plan, as a percentage of their salaries.  The Named Executives may elect to defer cash awards payable under the Bonus Plan and base salary into the Deferred Compensation Plan described under the section entitled “Nonqualified Deferred Compensation Plan” on page 38.  The Company also makes contributions to the Deferred Compensation Plan, equal to 5% of the participant’s base salary.  Beginning on July 1, 2011, pursuant to the terms of Mr. Sala’s new Employment Agreement, the Company will contribute 10% of Mr. Sala’s base salary.

Perquisites.  Although perquisites are not a key element of the Company’s compensation program, the Company’s Named Executives, along with certain other senior level executives, are provided a limited number of perquisites.  The Company provides the following perquisites:

•
Each executive officer and key management employee, including the Named Executives, participate in group health, dental, life and other welfare benefits plans on the same terms and conditions that apply to other employees of the Company.

•
The Company reimburses Mr. Sala, pursuant to Mr. Sala’s employment agreement, premiums on life insurance and disability insurance policies owned by Mr. Sala.  The amount of the reimbursement is identified in the Summary Compensation Table.  The Company provides similar reimbursement to the Company’s Chief Technical Officer and Vice Chairman of the Board, pursuant to Mr. Gerst’s employment agreement.

Please see the Summary Compensation Table and accompanying narrative disclosures presented in this Proxy Statement for more information on perquisites and other personal benefits the Company provides to the Named Executives.

Employment Agreements.  The Company has entered into an employment agreement with Messrs. Sala and Gerst.  These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of such Named Executives.  In May 2011, the Compensation Committee recommended, and the Board approved, Amendment 6 to Mr. Gerst’s original employment agreement, which extends the term of Mr. Gerst’s employment as a full time employee through June 30, 2012, and maintains his salary at $187,500.  Both Messrs. Sala’s and Gerst’s agreements also include change of control provisions, and are more fully described on pages 40 - 42.  The Company has also entered into Change of Control Agreements with Messrs. Blanton, Burdick, Ferrara, Secretary and General Counsel, Ross, Thygesen and Amy Tewksbury, Senior Vice President of Human Resources.  Such change of control provisions are “triggered” upon a change of control and an involuntary termination or constructive termination of the Executive Officer within two years following a change of control.  In Mr. Sala’s employment agreement, benefits are “triggered” upon a change of control and either an involuntary or voluntary termination, or a constructive discharge.  The Change of Control Agreements are more fully described on pages 38 - 41 of this Proxy Statement.

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management.  In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan.  The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

Conclusion

The Compensation Committee has reviewed all components of the Chief Executive Officer’s and the Named Executives’ compensation, including salary, non-equity bonus and long-term equity incentive compensation, the dollar value of all benefits as well as the Company’s obligations under its pension plans.  Based on this review, and the information provided by Burke Group, the Compensation Committee believes the Chief Executive Officer’s and the Named Executives’ total compensation to be reasonable and appropriately tied to the Company's performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A with management.  Based upon its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee Members:
James Gould (Chairman)
Dr. David Wilemon
Louis J. DeSantis
Matthew S. Robison

EXECUTIVE COMPENSATION DISCLOSURE TABLES

The following tables summarize the compensation of the Named Executive for the fiscal year ended June 30, 2011, June 30, 2010 and June 30, 2009.  The Named Executives of the Company are our President and Chief Executive Officer, our Principal Financial Officer, and our three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount set forth in the column entitled Change in Pension Value and Nonqualified Deferred Compensation Earnings).  The material terms of the employment and change of control agreements with the Named Executives are set forth on pages 38 - 41.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non- Equity Incentive Compensation Plan Bonus ($) (1)	Stock Awards ($)(2)	Options Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compen-sation ($)(5)	Total ($)
Lawrence A. Sala President, Chief Executive Officer and Chairman	2011 2010 2009	480,000 470,000 440,000	334,265 261,181 185,477	568,319 751,999 566,725	0 0 0	46,514 54,766 0	61,562 61,398 58,922	1,490,660 1,599,344 1,251,124
George A. Blanton Senior Vice President, Chief Financial Officer, Treasurer	2011 2010 2009	242,000 235,000 215,000	84,263 65,295 45,315	161,172 211,501 128,996	0 0 0	140 1,359 0	29,072 28,760 26,315	516,647 541,915 415,626
Timothy P. Ross President, Space & Defense Group	2011 2010 2009	247,500 240,000 220,000	103,413 80,021 46,369	183,150 239,990 177,100	0 0 0	55,851 54,648 0	30,469 30,094 28,931	620,383 644,753 472,400
Mark P. Burdick President, Wireless Group	2011 2010 2009	237,000 230,000 200,000	99,026 76,687 42,154	157,851 207,003 144,904	0 0 0	86,334 72,620 0	29,754 29,675 26,504	609,965 615,985 413,562
Gert Thygesen Senior Vice President, Technology	2011	216,500	75,384	144,192	0	63,798	28,536	528,410

(1) Under the Company’s fiscal 2011 individual management incentive plan (collectively, the “Bonus Plan”), the Named Executives are entitled to an incentive bonus based upon corporate goals measured against pre-established targeted goals.  The number reflected in this column is the actual amount paid to the Named Executives based upon the Company’s performance during fiscal year 2011.  The maximum and target amounts of the Bonus opportunities in fiscal year 2011 are set forth in the Grants of Plan Based Awards Table on page 32.

(2) In accordances with recent changes in the SEC’s rules, the amounts reported in this column reflect the aggregate grant date fair value of stock awards recognized by the Company for financial statement reporting purposes for the fiscal years ended June 30, 2011, 2010, and 2009 (before reflecting forfeiture), in accordance with ASC 718.  Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Reports on Form 10-K.  These amounts reflect the Company’s accounting valuation for these awards and do not correspond to the actual value that may be recognized by its Named Executives.

Under generally accepted accounting principles, compensation expense with respect to stock awards granted to the Company’s employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s rules previously required that stock award information for 2010 and 2009 be presented based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year the Company could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as  with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s rules require that the stock award amounts above with respect to 2010 and 2009 be presented on a similar basis as the 2011 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Because this requirement differs from the SEC’s past rules, the amounts reported in the table above for stock awards in 2010 and 2009 differ from the amounts previously reported in the Summary Compensation Table for these years. As a result, the Named Executive officer’s total compensation amounts for 2010 and 2008 also differ from the amounts previously reported in the Summary Compensation Table for these years.

(3) There were no stock option awards granted by the Company to the Named Executives for the fiscal years ended June 30, 2011, 2010, and 2009.

(4) The amounts in this column reflect the aggregate change in the actuarial present value of the Named Executive’s accumulated benefit under the Anaren Microwave, Inc. Pension Plan and the change in the market value of assets contained in Anaren, Inc. Deferred Compensation Plan.  In fiscal year 2009, each named executive, incurred a loss in their respective deferred compensation accounts greater than the positive change in their Pension Plan value and for this reason there is zero dollars recorded.  No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan.  All contributions to the Deferred Compensation Plan are invested in investment options selected by the Named Executive from the same array of options offered to employee participants in the Company’s 401 K Plan.

(5) All Other Compensation consists of contributions by the Company to the Company’s 401(k) Salary Savings Plan in the amount of $12,250 (FY 2011), $12,250 (FY 2010) $11,500 (FY 2009) for Mr. Sala, $12,250 (FY 2011), $12,250 (FY 2010), $10,750  (FY 2009), for Mr. Blanton, $12,250 (FY 2011), $9,274 (FY 2010), $11,500 for Mr. Thygesen, and $12,250 (FY 2011), $12,250 (FY 2010), $11,000 (FY 2009), for Mr. Ross and $12,250 (FY 2011), $12,250 (FY 2010), $10,249 (FY 2009), for Mr. Burdick; contributions to a non-qualified deferred compensation plan covering the named executives in the amount of $24,000 (FY 2011), $23,500 (FY 2010), $22,000 (FY 2009) for Mr. Sala, $12,100 (FY 2011), $11,750 (FY 2010), $10,750 (FY 2009) for Mr. Blanton, $10,825 (FY 2011), for Mr. Thygesen, $12,375 (FY 2011), $12,000 (FY 2010), $11,000 (FY 2009) for Mr. Ross, and $11,850 (FY 2011), $11,500 (FY 2010), $10,000 (FY 2009), for Mr. Burdick; premiums for additional disability insurance in the amount of $11,146 (FY 2011), $11,482 (FY 2010), $12,184 (FY 2009), for Mr. Sala, $4,722 (FY 2011), $4,760 (FY 2010), $4,815 (FY 2009) for Mr. Blanton, $5,844 (FY 2011), $5,844 (FY 2010), $6,431 (FY 2009), for Mr. Ross, $5,654 (FY 2011),  $5,925 (FY 2010), $6,255 (FY 2009), $4,299 (FY 2008) for Mr. Burdick, $5,461 (FY 2011), for Mr. Thygesen and reimbursement for premiums on life insurance policies owned by Mr. Sala in the amount of $14,166 (F 2011), $14,166 (FY 2010), $13,238 (FY 2009).

Grants of Plan-Based Awards

We have provided the following Grants of Plan-Based Awards Table to provide additional information about stock awards granted to our Named Executives during the year ended June 30, 2011.  All restricted share awards were made under the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan, as amended.  The table also includes the threshold, target and maximum annual incentive awards the Named Executives could have earned for 2011.  The table does not include restricted share awards granted under the 2004 Plan for fiscal year 2011 performance, described on pages 23 and 24, because those awards were granted in fiscal year 2012 in accordance with the Company’s normal granting schedule.

		Estimated Potential Payouts Under Non-Equity Bonus Plan Awards
Name	Grant Date	Threshold ($)(4)	Target ($)	Maximum ($)(1)	All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Lawrence A. Sala	8/10/2010	$0	$480,000	$720,000	34,909	0	16.28	$568,319

George A. Blanton	8/10/2010	$0	$121,000	$181,500	9,900	0	16.28	$161,172

Gert R. Thygesen	8/10/2010	$0	$108,250	$162,375	8,857	0	16.28	$144,192

Timothy P. Ross	8/10/2010	$0	$148,500	$222,750	11,250	0	16.28	$183,150

Mark P. Burdick	8/10/2010	$0	$142,200	$213,300	9,696	0	16.28	$157,851

(1)  Under the non-equity Bonus Plan, each Named Executive has a “target” bonus opportunity in an amount equal to a specified percentage of his salary.  In the case of truly exceptional performance by an officer, the Compensation Committee may exercise its discretion to recommend to the Board to increase a bonus payment to that officer by up to fifty percent.  The Compensation Committee did not recommend any additional bonus payments for fiscal year 2011.  See page 19 for a detailed discussion of the Bonus Plan payments granted to each of the Named Executives.

(2)  Sixty-five percent of the restricted stock granted to the Named Executives on August 10, 2010, based on fiscal year 2010 performance, is subject to forfeiture until the fourth anniversary of the date of grant, and the remaining thirty-five percent until the third anniversary of the date of grant.  Equity grants to the Named Executives, based on fiscal year 2011 performance, totaled 44,112 restricted shares for Mr. Sala; 11,869 for Mr. Blanton; 13,038 for Mr. Ross; 11,248 for Mr. Burdick and 9,705 for Mr. Thygesen, and are subject to the same forfeiture periods (65% - four years, 35% - three years) as applicable to the fiscal year 2010 grants.

(3)  During the applicable vesting period, the Named Executive has all of the rights of a Shareholder including the right to vote such shares at any meeting of the Shareholders and the right to receive all dividends.  Nonvested shares may not be sold, exchanged or otherwise transferred.

(4)  As described in more detail in the CD&A, Non-Equity Annual Bonus Plan Section found at pages –22 - 24, the Named Executives have been paid their respective bonus payments for the fiscal year 2011 and are not entitled to any future payouts.  The specific amounts are listed under the “Bonus” column in the Summary Compensation Table found on page 31.

Outstanding Equity Awards at 2011 Fiscal Year-End

We have provided the following Outstanding Equity Awards at Fiscal Year-End table to summarize the equity awards held by our Named Executives which are outstanding as of June 30, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(3) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)(1)	Market Values of Shares That Have Not Vested ($)(2)	Equity Bonus Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Bonus Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (2)
Lawrence A. Sala	45,000 50,000 40,000 50,000 60,000 54,000 19,600	0 0 0 0 0 0 4,900	19.21 15.00 9.51 14.73 12.05 14.05 19.56	7/15/2011 11/01/2011 11/10/2012 11/05/2013 8/29/2014 8/09/2015 8/09/2016	(a) 24,290 (b) 27, 107 (c) 35,239 (d) 18,431 (e) 34,230 (f) 16,511 (g) 18,398	$3,701,878	0	$0
George A. Blanton	0	0			(h) 16,169 (d) 5,184 (e) 9,627 (f) 4,682 (g) 5,218	$868,700	0	$0
Timothy P. Ross	1,200 3,000 8,000 12,000 16,000 18,000 6,000	0 0 0 0 0 0 1,500	19.21 15.00 9.51 14.73 12.05 14.05 19.56	7/15/2011 11/01/2011 11/10/2012 11/05/2013 8/29/2014 8/09/2015 8/09/2016	(a) 6,832 (b) 8,471 (c) 11,012 (d) 5,882 (e) 10,924 (f) 5,321 (g) 5,929	$1,155,384	0	$0
Gert R. Thygesen	9,000 20,000 22,500 22,000 18,000 6,400	0 0 0 0 0 1,600	15.00 9.51 14.73 12.05 14.05 19.56	11/01/2011 11/10/2012 11/05/2013 8/29/2014 8/09/2015 8/09/2016	(a) 5,617 b) 6,007 c) 7,809 (d) 4,632 (e) 8,603 (f) 4,189 (g) 4,668	$882,406	0	$0
Mark P. Burdick	6,000 20,000 15,000 5,440	0 0 0 1,360	$19.21 12.05 14.05 19.56	7/15/2011 8/29/2014 8/09/2015 8/09/2016	(a) 6,490 (b 6,931 (c) 9,010 (d) 5,074 (e) 9,422 (f) 4,586 (g) 5,110	$990,739	0	$0

(1)(a)  This restricted stock award was granted to the Named Executives on August 8, 2007 and represents 65 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the fourth anniversary of the date of grant.

(1)(b)  This restricted stock award was granted to the Named Executives on August 13, 2008 and represents 35 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the third anniversary of the date of grant.

(1)(c)  This restricted stock award was granted to the Named Executives on August 13, 2008 and represents 65 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the fourth anniversary of the date of grant.  See the “Equity Based Compensation” section of the CD&A for a detailed explanation of the Company’s equity based compensation procedures and philosophy found on pages –25 - 28.

(1)(d)  This restricted stock award was granted to the Named Executives on November 5, 2009 and represents 35 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the third anniversary of the date of grant.

(1)(e)  This restricted stock award was granted to the Named Executives on November 5, 2009 and represents 65 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the fourth anniversary of the date of grant.

(1)(f) This restricted stock award was granted to the Named Executives on August 10, 2010 and represents 35 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the third anniversary of the date of grant.

(1)(g)  This restricted stock award was granted to the Named Executives on August 10, 2010 and represents 65 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the fourth anniversary of the date of grant.

(1)(h)  This restricted stock award was granted to the Named Executive as of June 23, 2008 and is subject to forfeiture until the fourth anniversary date of the grant.

(2)  The values set forth in this column are based on the closing price of the Company’s common stock as of June 30, 2011 ($21.25), as reported on Nasdaq.

(3)  Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period.  For each grant listed above, the vesting date for the final portion of the stock option grant is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for the options expiring on November 1, 2011, the final portion of the award vested on November 1, 2006).

The Company has provided the following Option Exercises and Stock Vested table to provide additional information about the value realized by the Named Executives on option awards exercised and stock awards vested during the year ended June 30, 2011.

Option Exercises and Stock Vested In Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lawrence A. Sala	0	0	13,768	$227,723
George A. Blanton	0	0	0	0
Gert R. Thygesen	9,600	$42,551	3,184	$52,663
Timothy P. Ross	0	0	3,872	$64,043
Mark P. Burdick	55,000	$299,021	3,679	$60,851

(1)  The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)  The value realized equals the fair market value of the shares on the date of vesting.

Equity Compensation Plan Information

The following table presents information as of June 30, 2011 about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under its 2004 Comprehensive Long Term Incentive Plan, as amended.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,207,000	$14.50	1,127,000
Equity compensation plans not approved by security holders	0	0	0
Total	1,207,000	$14.50	1,127,000

Retirement Plan Benefits

Pension Plan

The Company maintains a non-contributory Pension Plan for the benefit of all employees over the age of 21 who have completed one year of service and were hired on or before August 15, 2000.  Effective August 15, 2000, the Company amended the Pension Plan, and as a result, employees hired or rehired by the Company after August 15, 2000 are not eligible to participate in or to accrue benefits under the Pension Plan.  The Company pays all amounts required to provide retirement income benefits.  The Pension Plan provides fixed benefits to be paid upon retirement at a specific age.  Pension expense, including amortization of prior service cost over 30 years, was $839,000 for fiscal 2011.

The table below shows the present value of accumulated benefits payable to Named Executives, including the number of years of service credited to each such Named Executive under the Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements for fiscal year ended June 30, 2011.  Employees who have attained at least twelve years of service and are at least 55 years of age can retire and receive a proportionately reduced benefit.

Under the Internal Revenue Code, the maximum annual benefit payable at age 65 is $195,000 for 2011.  The maximum compensation that could be considered for all participants, including Messrs. Sala, Gerst, Burdick, and Ross, is $245,000 for 2011.  These benefit and compensation limits are indexed to increases in the Consumer Price Index.

The credited years of service as of June 30, 2011 under the Pension Plan for each of Messrs. Sala, Thygesen, Burdick, and Ross, are 27, 30, 31 and 29, respectively.

Pension Benefits Table In Fiscal 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lawrence A. Sala	Anaren Microwave, Inc. Pension Plan	27	$123,854	$0
Gert R. Thygesen	Anaren Microwave, Inc. Pension Plan	30	$212,979	0
Mark P. Burdick	Anaren Microwave, Inc. Pension Plan	31	$152,378	0
Timothy P. Ross	Anaren Microwave, Inc. Pension Plan	29	$143,208	0

Nonqualified Deferred Compensation

The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the Named Executives in the Deferred Compensation Plan for the fiscal year ended June 30, 2011.

Nonqualifed Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lawrence A. Sala	$0	$24,000	$37,559	$0	$256,229
George A. Blanton	$0	$12,100	$140	$0	$35,816
Gert R. Thygesen	$0	$10,825	$46,831	$0	$160,290
Timothy P. Ross	$0	$12,375	$42,938	$0	$153,759
Mark P. Burdick	$7,750	$11,850	$73,293	$0	$279,921

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table on page 31.

(2)	The amount in this column was also reported in the column entitled “All Other Compensation” in the Summary Compensation Table.

(3)
The amount in this column was not reported in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table as it was a loss for the fiscal year.

Potential Payment on Termination or Change of Control

The Company has entered into agreements that provide severance benefits to the Named Executives upon termination of their employment under certain circumstances.  The following tables describe the potential payments and benefits to which the Named Executives would be entitled upon termination of employment pursuant to the respective Employment Agreement or Change of Control Agreement assuming a June 30, 2011 termination date under such agreement.  Pursuant to Mr. Sala’s latest employment agreement dated July 1, 2011 (which is more fully described on pages 43 – 44) the benefits to be provided to Mr. Sala in the event of a Change of Control and upon termination have been modified.

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment.  These include:

•	Accrued salary and vacation pay;
•	Regular pension benefits under the Company’s Pension Plan; and
•	Distribution of plan balances under the Company’s 401(k) Plan.

Under the terms of Mr. Sala’s July 1, 2006 Employment Agreement, he is entitled to post-termination payments in the event that he is no longer employed by the Company because of non-renewal of his Employment Agreement at the expiration of its term, involuntary termination without cause, voluntary termination with good reason, change of control, death, or disability.  The triggers for post-termination payments by the Company or its successor under Mr. Sala’s Employment Agreement are set forth in the description of the Employment Agreement on pages 38 – 41and 43 - 44.

Benefit and Payment Upon Separation	Voluntary Termination or Nonrenewal at end of Term	Involuntary Termination for Reasons other than Cause	Voluntary Termination for Good Reason	Change of Control	Disability	Death
Severance Payment	$1,440,000 (1)	$1,440,000 (2)	$1,440,000 (3)	$1,440,000 (4)	$0	$240,000
Consulting Fees	0	0	0	480,000 (5)	0	0
Job Assistance	0	15,000 (6)	15,000 (6)	0	0	0
Management Incentive Payment(7)	720,000	720,000	720,000	720,000		480,000
Tax Gross-Up Payment	0	0	0	5,600 (8)	0	0
Company Funded Disability	0	0	0	0	240,000(9)	0
Acceleration of Stock Options(10)	8,281	8,281	8,281	8,281	8,281	8,281
Restricted Stock (11)	3,701,878	3,701,878	3,701,878	3,701,878	3,701,878	3,701,878
Continuation of Medical/ Welfare Benefits (present value)	14,807	14,807	14,807	14,807	0	0
Nonqualified Deferred Compensation	256,229	256,229	256,229	256,229	256,229	256,229
Total Termination Benefits	6,141,195	6,156,195	6,156,195	6,624,795	4,206,388	4,686,388

(1) Pursuant to the Employment Agreement, upon non-renewal of Mr. Sala’s Employment Agreement at the end of its term, Mr. Sala would be entitled to severance pay equal to three times his base salary at the time of termination plus fifty percent of the amount of the base salary calculation.  Payments required pursuant to the preceding sentence shall be paid in three substantially equal installments, with the first installment paid 180 days following the date Mr. Sala’s employment ends, and with the second and third installments paid on the last business day of the ninth and twelfth calendar month, respectively, following the date Mr. Sala’s employment ends. For the period during which the amount set forth in this column is paid, Mr. Sala shall be eligible to continue to participate in the Company’s medical, dental, disability (short term and long term) and group term and whole life insurance plans, but not in any other fringe benefit plan, as if Mr. Sala was an active, full time employee. Mr. Sala’s right to COBRA continuation coverage under the Company’s group health benefit plans shall commence on the first day of the month following the date of the last payment made to Mr. Sala upon end of the term, provided he pays 100% of the applicable premiums. (This provision has been modified in Mr. Sala's July 1, 2011 agreement and the specific amounts of severance pay are set forth in the description of Mr. Sala's employment agreement on pages 42-43)

(2)  In the event the Company terminates Mr. Sala for reasons other than cause (for example, willful violation of federal securities laws) the compensation set forth in this column shall be paid in a single sum 180 days following termination.  For the period during which the amount set forth in this column is paid, Mr. Sala shall be eligible to continue to participate in the Company’s various insurance benefit plans as described in footnote 1 above medical, dental, disability (short term and long term) and group term and whole life insurance plans, but not in any other fringe benefit plan, as if Mr. Sala was an active, full time employee. Mr. Sala’s right to COBRA continuation coverage under the Company’s group health benefit plans shall commence on the first day of the month following the date of the last payment made to Mr. Sala upon end of the term provided he pays 100% of the applicable premiums. This provision has been modified in Mr. Sala's July 1, 2011 agreement to provide continued eligibility for health and dental insurance coverage until the date Mr. Sala commences employment with another employer or the date he becomes eligible for retiree health benefits.

(3)  In the event Mr. Sala voluntarily terminates his employment for good reason (as the term is defined in the Employment Agreement), the compensation set forth in this column shall be paid in a single sum 180 days following termination.  For the period during which the amount set forth in this column is paid, Mr. Sala shall be eligible to continue to participate in the Company’s medical, dental, disability (short term and long term) and group term and whole life insurance plans, but not in any other fringe benefit plan, as if Mr. Sala was an active, full time employee. Mr. Sala’s right to COBRA continuation coverage under the Company’s group health benefit plans shall commence on the first day of the month following the date of the last payment made to Mr. Sala upon end of the term.

(4)  In the event Mr. Sala’s employment is terminated within two years after a “change of control” (as such term is defined in the Employment Agreement), Mr. Sala shall receive the payments set forth in this column.  If any portion of the amounts paid to, or value received by Mr. Sala following a “change of control” constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of Section 280G.  If an agreement to restructure payments cannot be reached within 60 days of the date the first payment is due, then payment shall be made without restructuring.  In that case, Mr. Sala shall be responsible for all taxes and penalties payable by him as a result of his receipt of an “excess parachute payment”.  (This provision has been modified in Mr. Sala’s July 1, 2011 agreement to eliminate any restructuring of payments).

(5)  The Company shall offer to retain Mr. Sala’s services, on an independent contractor basis, as a consultant to the Company for a period of 12 months at an annual consulting fee rate equal to his base salary in effect at the time of termination.  Furthermore, the Company shall provide Mr. Sala with fringe benefits, or the cash equivalent of such benefits, identical to those currently provided for the period during which Mr. Sala is retained as a consultant.  (This provision has been eliminated in Mr. Sala’s July 1, 2011 agreement).

(6)  Mr. Sala is entitled to receive $15,000 to retain professional outplacement services through a company of Mr. Sala’s choice. (This provision has been eliminated in Mr. Sala’s July 1, 2011 agreement).

(7)  The amount set forth in this row assumes that Mr. Sala was paid the 2011 Management Incentive Payment as set forth in the Summary Compensation Table.
(8)  To the extent the fringe benefits provided during the consulting period are deemed taxable benefits, the Company shall reimburse Mr. Sala for taxes owed by him on such benefits and tax reimbursement. (This provision has been eliminated in Mr. Sala's July 1, 2011 agreement)

(9)  During the Disability Period, Mr. Sala shall be entitled to 100% of his base salary pursuant to the Company’s short term disability policy (and supplemented, if necessary, by Mr. Sala’s accrued but unused sick leave), reduced by any other benefits to which Mr. Sala may be entitled for the disability period on account of such disability, including, but not limited to, benefits provided under New York’s Workers’ Compensation law.

(10)  Upon the occurrence of certain triggering events, the Company shall treat as immediately exercisable each unexpired stock option held by Mr. Sala that is not exercisable or that has not been fully exercised, so as to permit Mr. Sala (or his beneficiary) to purchase any portion or all of the Common Stock not yet purchased pursuant to each such option until the tenth anniversary of the date the option was granted.  The value (based on the closing market price of the Company’s common stock on June 30, 2011 minus the option exercise price) of unvested outstanding stock options that would have been vested upon a change of control of the Company.

(11) The Company shall also waive all restrictions on any stock granted to Mr. Sala so as to permit Mr. Sala to dispose of any restricted stock previously granted to him.  Upon the occurrence of a Change of Control the amount indicated represents the value (based on the closing price of $21.25 for the Company’s Common Stock as reported on the Nasdaq Stock Market on June 30, 2011).

In addition to the amounts set forth in the chart above, in the event of an involuntary termination without cause, voluntary termination with good reason, or a change of control, Mr. Sala is entitled to receive the difference between the total purchase price (plus capital improvements) paid by Mr. Sala for his home in the Syracuse area and the proceeds of the sale of such home following the termination of his employment if Mr. Sala elects to move outside of the metropolitan Syracuse area in order to find new employment.  In order to receive any payment, Mr. Sala must establish to the satisfaction of the Board that he is unable despite reasonable efforts to sell the home within one year from the date of termination for a sum equal or greater to the purchase price (plus capital improvements) or, in lieu thereof, the Company may purchase the home for a sum equal to the price Mr. Sala paid for it (plus capital improvements).  It is not possible at this time for the Company to determine the cost associated with this relocation expense.  (This provision has been eliminated in Mr. Sala’s July 1, 2011 agreement).

Except as required in the course of his employment, Mr. Sala’s Employment Agreement prohibits Mr. Sala, either during or after his employment, from disclosing or using in any way, without the Company’s prior written consent, any confidential business or technical information or trade secrets acquired in the course of Mr. Sala’s employment by the Company.  Mr. Sala’s Employment Agreement also contains a covenant not to compete that prohibits Mr. Sala from, either directly or indirectly, owning, managing, operating, controlling or participating in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business which principal business directly competes with the Company or any of its affiliates for a 36 month period following the termination of his employment.  Mr. Sala’s ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of the covenant not to compete.  Upon a breach of the covenants described in this paragraph, the Company may offset and/or recover from Mr. Sala immediately any and all of the post-termination compensation paid to him, in addition to any and all other remedies available to the Company under law or in equity.

Change in Control Agreements with George A. Blanton, Mark P. Burdick, David M. Ferrara, Timothy P. Ross, Amy Tewksbury and Gert R. Thygesen.  The Company has change of control agreements dated July 1, 2011 with Messrs. Blanton, Burdick, Ferrara, Ross, Thygesen and Amy Tewksbury, which with the exception of Mr. Ferrara, replaced their individual change of control agreements which expired on June 30, 2011.  The agreements provide that in the event the employee’s employment with the Company ceases for reasons other than voluntary resignation or for “cause” (as such term is defined in the agreement) within two years following a “change of control”, (as the term is defined in the Agreement), the Company must pay the employee a severance benefit equal to 200% of his or her base annual salary if the employee has 20 or more years of service with the Company or a severance benefit equal to 100% of his or her base salary if the employee has less than 20 years of service, plus any earned incentive bonus pro rated to the month in which the termination occurs, plus  the incentive bonus paid to the employee in the two years prior to the change of control.  Payments under the respective Change of Control Agreements shall be made in substantially equal installments over a 24 month period (or 12 month period for employees with less than 20 years of service) and commence with the Company’s first regular payroll following such executive’s termination of employment, unless such executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), in which case payments shall not commence until the first day of the first month that begins 180 days after the executive’s termination of employment.  If the executive dies prior to receiving all of the payments due under the Change of Control Agreement, then any unpaid amounts will be paid to such Named Executive’s designated beneficiary.  Also, if the executive becomes re-employed at any time during the first 12 month period, in which severance payments are made, the Company shall have no further obligation after the 12 month period has expired.  If the executive becomes employed after the 12 month period, but before expiration of the 24 month period, all severance payments and insurance benefits will cease upon commencement of the executives new employment.  In addition, the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to the employee by the Company, and must permit the employee to continue to participate in applicable Company benefit plans for the period during which he or she is receiving severance payments.

Because the potential payments to Named Executives are based on a hypothetical termination date of June 30, 2011, the benefits potentially payable to the Named Executives are based on the Named Executives’ Change of Control Agreements that expired on June 30, 2011.

	Expected Change of Control Payment (1)	Nonqualified Deferred Compensation	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards (unamortized as of 6/30/11) (2)		Total Termination Benefits (3)
				Restricted Stock	Options
George A. Blanton
• Involuntary or good reason termination after change of control	$391,558	$35,816	$14,807	$868,700	$0	$1,310,881
Timothy P. Ross
• Involuntary or good reason termination after change of control	$678,434	$153,759	$29,614	$1,155,384	$2,535	$2,019,726
Mark P. Burdick
• Involuntary or good reason termination after change of control	$649,713	$279,921	$29,614	$990,739	$2,248	$1,952,235

Gert R. Thygesen
• Involuntary or good reason termination after change of control	$566,733	$160,290	$29,614	$882,406	$2,704	$1,641,747

(1)  The amounts set forth in this column reflect 200% of the executive’s base salary (provided the executive has 20 or more years of service and 100% if less than 20 years of service) plus an amount equal to the sum of the previous two years’ management incentive bonus payments earned by the executive.

(2)  Upon the occurrence of certain triggering events, the Company shall treat as immediately exercisable each unexpired stock option held by the executive that is not exercisable or that has not been fully exercised, so as to permit the executive to purchase any portion or all of the Common Stock not yet purchased pursuant to each such option until the tenth anniversary of the date the option was granted.  The amount indicated represents the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of June 30, 2011 (based on the closing price of $21.25 for the Company’s Common Stock as reported on the Nasdaq Stock Market on June 30, 2011).  The Company shall also waive all restrictions on any stock granted to him so as to permit the executive to dispose of any restricted stock previously granted to him.

(3)  In the event the Named Executive’s employment is terminated within two years after a change of control (as such term is defined in the Change of Control Agreement), the executive shall receive the payments set forth above.  If any portion of the amounts paid to, or value received by the executive following a “change of control” constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of Section 280G.  If an agreement to restructure payments cannot be reached within 60 days of the date the first payment is due, then payment shall be made without restructuring.  In that case, the executive shall be responsible for all taxes and penalties payable by him as a result of his receipt of an “excess parachute payment.” (This provision has been modified in the Named Executives and other officers July 1, 2011 agreements to require mandatory reduction of the amount of payments in the event the parties cannot reach agreement on the restructuring of payment dates.)

Except as required in the course of an executive officer’s employment, the Change of Control Agreement prohibits each executive, either during or after his employment, from disclosing or using in any way, without the Company’s prior written consent, any confidential business or technical information or trade secrets acquired in the course of such executive’s employment by the Company.  The agreements also contain a covenant not to compete that prohibits each executive from, either directly or indirectly, owning, managing, operating, controlling or participating in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business which principal business directly competes with the Company or any of its affiliates for a 24 month period following the termination of his employment.  The executive’s ownership of not more than 5% of the voting stock of any publicly held corporation will not constitute a violation of the covenant not to compete.  Upon a breach of the covenants described in this paragraph, the Company may offset and/or recover from such executive immediately any and all of the post-termination compensation paid to him, in addition to any and all other remedies available to the Company under law or in equity.

Certain Agreements with Directors and Executive Officers

Employment Agreement with Lawrence A. Sala.  Effective July 1, 2011, the Company entered into an employment agreement with Mr. Sala.  The agreement, which replaced Mr. Sala’s prior agreement dated July 1, 2006, provides for Mr. Sala’s continued employment as President and Chief Executive Officer through June 30, 2016 or such earlier date as may result pursuant to the terms of the agreement.  The agreement provides for a base annual salary of $480,000 or such greater amount as the Board of Directors may determine, plus annual equity and non equity incentive bonus opportunities pursuant to the Incentive Plan and the 2004 Comprehensive Long Term Incentive Plan and annual reimbursement of life and disability insurance premiums and participation in certain insurance plans.

The agreement terminates automatically in the event of Mr. Sala’s death and the Company may terminate the agreement upon Mr. Sala’s disability or for specified cause as defined in the agreement.  In the event the agreement is terminated due to Mr. Sala’s death, the Company will continue payment of his base salary to a designated beneficiary for a period of 26 weeks, and if termination is due to death or disability the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company.  In the event Mr. Sala’s employment with the Company is terminated by the Company for reasons other than for cause, death or disability, or by Mr. Sala for “good reason” (for example, the Company substantially modifies his duties which are materially inconsistent with his President and CEO position or eliminates or reduces his target bonus opportunity, the Company will be obligated to pay severance to Mr. Sala in an amount equal to two and one half years of his then base salary at such date, plus a pro rata portion of his annual incentive bonus (based on completed months of active employment in the applicable year), plus two and one half times his target bonus in effect for the years his employment ends in lieu of incentive bonus payments.

In addition, if the termination occurs as a result of a “change of control,” the Company must pay severance to Mr. Sala in an amount equal to three years’ base salary at such date, plus three times his target bonus in effect on the date his employment ends in lieu of incentive bonus payments, participation in Company provided health and dental insurance plans, or provide him the cash equivalent value if plan participation is not feasible, until Mr. Sala commences employment with another employer or becomes eligible for the Company’s retiree health benefits, reimbursement for certain life insurance premiums, and must treat as immediately exercisable and disposable all unexpired stock options and shares of restricted stock previously granted to him by the Company.  Pursuant to the Employment Agreement, a “change of control” shall be deemed to have occurred if:

(i)           any “person” including a “group” as determined in accordance with Section 13D(3) of the Securities Exchange Act of 1934, is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination the persons who are directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company if the appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election;
(iii) the Company is merged or consolidated with another entity and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, other than (A) affiliates within the meaning of the Exchange Act or (B) any party to the merger or consolidation;
(iv) The Company transfers substantially all of its assets to another corporation which is not controlled by or a shareholder of the Company.

In the event that Mr. Sala’s employment continues for the entire term of the agreement and the Company and Mr. Sala are unable to negotiate a new employment agreement, the Company will be obligated to pay severance to Mr. Sala in an amount equal to two and one half times his base salary at such date, plus any earned bonus, plus two and one half times his target bonus in effect for the fiscal year 2016, in lieu of incentive bonuses, and permit Mr. Sala to continue to participate in the Company’s various insurance benefits plans for thirty months, as if he remained an active employee of the Company.

Mr. Sala’s July 1, 2011 employment agreement also contains a “Clawback” provision which automatically subjects Mr. Sala to any clawback policy implemented by the Company and also subject to the clawback provisions of Section 304 of the Sarbanes Oxley Act.  Under the provision, to the extent the Company is required to prepare an accounting restatement as the result of material non-compliance with securities laws, Mr. Sala would forfeit any incentive bonuses that resulted from erroneous financial results.

Employment Agreement with Carl W. Gerst, Jr.  The Company had previously entered into an employment agreement dated February 14, 2004 with Carl W. Gerst, Jr., Chief Technical Officer and Vice Chairman of the Board of the Company, providing for Mr. Gerst employment through June 30, 2007.  The Agreement has been amended by the Board of Directors, first in 2007 and each year thereafter providing for Mr. Gerst’s continued employment through June 30, 2011.  On May 11, 2011 the Compensation Committee and the Board approved Amendment 6 which provides for Mr. Gerst’s continued employment as a full time employee through June 30, 2012.  All other terms of the original employment agreement that were in effect at the time of the amendment remained unchanged.

The agreement terminates automatically in the event of Mr. Gerst’s death and the Company may terminate the agreement upon Mr. Gerst’s disability or for specified cause as defined in the agreement.  In the event the agreement is terminated due to Mr. Gerst’s death, the Company will continue payment of his base salary to a designated beneficiary for a period of 90 days, and if termination is due to death or disability; the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company.  In the event Mr. Gerst’s employment with the Company is terminated by the Company, (other than for cause), due to death or disability, by Mr. Gerst for “good reason” (as defined in the agreement), or due to a “change of control” (as defined above), the Company must treat as immediately exercisable all unexpired stock options previously granted to him by the Company. The value of Mr. Gerst’s unexpired stock options if accumulated due to a change of control as of June 30, 2011 is $2,197.  Mr. Gerst would also be eligible, upon a change of control, to receive non qualified deferred compensation in the amount of $255,380.

The Company has entered into Change Of Control agreements with Messrs. Blanton, Burdick, Ferrara, Ross, Thygesen and Amy Tewksbury which are described in detail on pages 40 - 42.

ITEM TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

What are shareholders being asked to approve?

Pursuant to Securities and Exchange Commission rules, we are asking you to approve the compensation of our Named Executives as disclosed in the Compensation Discussion and Analysis (beginning on page 19), the compensation tables (beginning on page 31), and any related material contained in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through a non-binding vote on the following resolution:

“Resolved, that the shareholders approve the compensation of our named executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this Proxy Statement.”

For the year ended June 30, 2011, the Company produced very favorable operating results, including record sales, operating profits and earnings per share.  The Company also achieved strong new order bookings and successfully introduced numerous new products to its principal markets. The Company’s Compensation Committee considered these performance factors and approved 2012 compensation decisions reflective of the Company’s strong performance in fiscal 2011.

The vote on this proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Recommendation

The Board of Directors recommends a vote “FOR” approval of the Named Executives’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Compensation Tables, and any related information contained in this Proxy Statement.

ITEM THREE

ADVISORY VOTE ON THE FREQUENCY OF SAY ON PAY VOTING

In compliance with the Securities and Exchange Commission rules adopted in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, our shareholders must be given the opportunity, at least once every six years, to have a separate shareholder vote to determine the frequency of “Say on Pay” voting.  This proposal is to be distinguished from Item No. 2 Advisory Vote on Executive Compensation.  Item No. 2, commonly known as a “Say on Pay” vote, provides shareholders with the opportunity to express their positive or negative vote on the Company’s overall executive compensation program, policies and procedures as described in the “Compensation Discussion & Analysis” section of this Proxy Statement and related summary tables and narratives.  This Item No. 3 Advisory Vote on the Frequency of Say on Pay Voting, commonly known as “Say on Frequency” vote, provides shareholders with the opportunity to express their preference for how often the Company should provide Say on Pay voting.  Simply stated, Item No. 2 is about voting on the “content” of the Company’s executive compensation program, whereas Item No. 3 is about “how often” shareholders want to cast their votes on this matter.  As prescribed by the Dodd-Frank Wall Street Reform and Consumer Protection Act, under this Item No. 3 shareholders can elect to have Say on Pay voting among one of three choices: annually, every two years or every three years.  Shareholders can also elect to abstain from voting on Item No. 3.

We believe a three-year frequency for the advisory shareholder vote on executive compensation is most consistent with the objectives of our executive compensation programs for the following reasons:

•
The Company’s compensation program does not change significantly from year to year and we believe the best way for shareholders to evaluate the Company’s performance is over a three-year period.  The executive compensation program is designed to motivate and reward sustainable long-term performance and a three-year time horizon will provide shareholders with a long-term view of whether our executive compensation program is achieving its objectives.

•
Although our executive total compensation program establishes both short and long-term strategic goals, a triennial vote corresponds with the three year performance period under our long-term incentive awards as described in more detail in the Compensation Discussion and Analysis section found on pages 19  to 30, Named executives, and other Officers performance based equity grants are based on the Company’s three year compound annual growth rate and three year cumulative operating cash flow.  In addition, because the Summary Compensation Table provides three years of compensation history, shareholders can compare compensation and performance trends since the last shareholder advisory vote.

•
Executive compensation is set by our Compensation Committee composed entirely of independent directors, and our executive compensation programs are underpinned by strong governance features, including vesting and performance conditions for equity awards and stock ownership requirements.  This ensures that executive compensation continues to align appropriately with long-term shareholder interests and the Company’s performance in years no shareholder advisory vote is presented.

•
Shareholders can provide the Company their views on executive compensation matters during the interval between shareholder advisory votes.  The Company welcomes shareholder input on its executive compensation matters, and shareholders are able to reach out directly to our Compensation Committee at www.anaren.com to express their views on executive compensation.

•
The Company believes that a Say on Pay vote every three years will provide sufficient time for our Compensation Committee and the Board to evaluate the results of the most recent Say on Pay vote, to discuss the implications of that vote with stockholders to the extent necessary, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past Say on Pay vote, and for shareholders to evaluate the Compensation Committee’s actions.  In this regard, because the Say on Pay vote occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated and balanced manner, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s Say on Pay vote by the time of the following year’s annual meeting of shareholders.

Although we believe that holding a Say on Pay vote every three years is the best course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if deemed appropriate by the Board and depending on the outcome of the advisory vote of the shareholders.  Because this vote is advisory and not binding on the Board, the Board may decide that it is in the best interest of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Vote Recommendation

The Board of Directors recommends that shareholders vote “THREE YEARS” with respect to how frequently a non-binding shareholder vote on the compensation of our named executives should occur.

ITEM FOUR

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended June 30, 2011, the firm of Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, was retained by the Audit Committee of the Board of Directors to perform the annual examination of the consolidated financial statements of the Company and its subsidiaries.  The Audit Committee also retained Deloitte & Touche LLP to advise the Company in connection with various other matters as described below.

The Audit Committee has appointed Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012, subject to ratification of the appointment by the Shareholders.  Although Shareholder ratification is not required, the Board of Directors has determined that it would be desirable to request an expression from the Shareholders as to whether or not they concur in this appointment.  Deloitte was initially engaged to be the Company’s principal independent registered public accounting firm after completion of a request for proposal process in December 2008.  Management considers Deloitte, to be well qualified to act in this capacity and therefore recommends that Shareholders vote in favor of ratification.  It is anticipated that a representative of Deloitte will be present at the Meeting and will have an opportunity to make a statement and to answer questions of Shareholders.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company by KPMG LLP and Deloitte & Touche, LLP for professional services rendered for the fiscal years ended June 30, 2010 and June 30, 2011:

	2010	2011
Audit Fees (1)	$559,000	$447,516
Audit-Related Fees	$0	0
Tax Fees	$0	0
All Other Fees (2)	$20,000	$10,000

(1)	For 2010 and 2011, includes fees attributable to both KPMG LLP, and Deloitte & Touche, LLP.
(2)	Includes fees incurred in connection with the filing of the Company’s Form S-8 Registration Statement on March 31, 2010.

All services provided, or to be provided, by the Company’s independent public accountants are subject to a pre-approval requirement of the Audit Committee.  In accordance with the Company’s Audit Committee Charter, the Audit Committee (or Audit Committee Chairperson as provided in the Charter) pre-approved all fees paid to the Company’s auditors for fiscal years 2010 and 2011.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company, in addition to legal and regulatory compliance.  The Committee is comprised of four Directors who, in the business judgment of the Board of Directors, are independent as defined by the rules of the Securities and Exchange Commission Sarbanes-Oxley Act of 2002 and by Marketplace Rule 4200 of the Nasdaq Stock Market.  The Board of Directors has determined that all of the Committee members be able to read and understand fundamental financial statements and that the Committee’s former chairman, Dale F. Eck, and current chairperson, Ms. Patricia T. Civil in the opinion of the Committee and the Board, have the requisite experience to be designated as an “audit committee financial expert” as that term is defined by the rules of the Securities and Exchange Commission.  The Audit Committee’s responsibilities are fully described in its Charter.  Each year, the Audit Committee conducts a review and reassesses the adequacy of the Committee’s Charter to assure continuing compliance with the rules of the Securities and Exchange Commission, The Nasdaq Stock Market and related regulatory initiatives.

The Audit Committee reports as follows:

Review of Audited Financial Statements with Management.

The Audit Committee reviewed and discussed the Company’s audited, consolidated financial statements as of and for the year ended June 30, 2011 and Management’s Annual Report on Internal Control over Financial Reporting with the management of the Company.  Management has the primary responsibility for the financial statements, and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles.  The discussions with management included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures.  The Audit Committee also discussed with the Company’s senior management and independent registered public accounting firm the process for certifications by the Company’s Chief Executive Officer, and Chief Financial Officer which are required by the rules of the Securities and Exchange Commission.

Review of Financial Statements and Other Matters with Independent Public Accounting Firm.

The Audit Committee has discussed with Deloitte the audited consolidated financial statements and those matters required to be discussed by Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Accounting Oversight Board including the review and approval, in advance, of all fees paid to the independent registered public accounting firm.

Throughout the year, the Audit Committee monitored matters related to the independence of Deloitte.  The Audit Committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the Company that might bear on its independence consistent with Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as adopted by the Public Accounting Oversight Board.  In concluding that the independent registered public accounting firm is independent, the Committee concluded, among other things, that the non-audit services provided by Deloitte did not compromise its independence.  Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Committee has adopted additional policies to ensure the independence of the independent registered public accounting firm, such as prior committee approval of non-audit services and rotation of the lead audit partner.

Recommendation that Financial Statements be Included in Annual Report.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and the report on internal controls related to the financial reporting of the Company be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Audit Committee
Patricia T. Civil
Dale F. Eck
James G. Gould
John L. Smucker
Louis J. DeSantis

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based on its review of the copies of such filings received by it and written representations of the Reporting Persons with respect to the fiscal year ended June 30, 2011, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended June 30, 2011, except due to administrative oversight, Messrs. Blanton, Burdick, Eck, Gerst, Gould, Roberts, Robison, Ross, Sala, Smucker, Thygesen, and Wilemon and Ms. Tewksbury each had one late Form 4 reflecting a single forfeiture of performance based restricted stock, and Messrs. Eck, Gerst, Gould, Roberts, Robison, Smucker, Wilemon and Civil each had one late Form 4 filing reflecting a single sale of stock for payment of tax liability associated with vesting of a restricted stock grant.

MISCELLANEOUS

Other Matters

As of the date of this Proxy Statement, management has no knowledge of any business which will be presented for consideration at the Meeting other than that described herein.  Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

Solicitation of Proxies

The entire expense of preparing, assembling and mailing the Proxy Statement, form of proxy and other material used in the solicitation of proxies will be paid by the Company.  In addition to the solicitation of proxies by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for expenses in so doing.  To the extent necessary to ensure sufficient representation, officers and regular employees of the Company may request, without additional compensation therefore, the return of proxies personally by telephone or telegram.

The extent to which this will be necessary depends entirely on how promptly proxies are received, and Shareholders are URGED to send their proxies WITHOUT DELAY.

SHAREHOLDER PROPOSALS

In order for a Shareholder proposal to be considered for inclusion in the Company’s Proxy Statement relating to the 2012 Annual Meeting of Shareholders, such proposal must be received by the Company by June 2, 2012 and must satisfy the conditions established by the SEC for such proposals in Rule 14a-8(a) under the Exchange Act.

Matters which Shareholders wish to present for action at the 2012 Annual Meeting of  Shareholders (other than proposals made in accordance with Rule 14a-8 under the Exchange Act) must be received by the Company at least 45 days  before the date on which the Company first sent its proxy materials for its immediately preceding annual meeting of shareholders, or, if the Company changes the date of the 2012 Annual Meeting by more than 30 days from the corresponding date for the 2011 Annual Meeting, a reasonable time before the Company mails its proxy materials.

/s/ David M. Ferrara David M. Ferrara Secretary and General Counsel

Date:	September 19, 2011 East Syracuse, New York

PROXY                                                      ANAREN, INC.                                                        PROXY

6635 Kirkville Road
East Syracuse, New York 13057

THIS IS YOUR PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANAREN, INC.

The undersigned hereby (1) acknowledges receipt of the notice of the Annual Meeting of Shareholders of Anaren, Inc. (the “Company”) to be held at the Marriott Denver South At Park Meadows, located at 10345 Park Meadows Drive, Littleton, Colorado 80124 on November 2, 2011 at 8 a.m., Mountain Standard Time and of the Proxy Statement in connection therewith and (2) appoints Lawrence A. Sala and David M. Ferrara and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock, $.01 par value, of Anaren, Inc. held of record by the undersigned on September 12, 2011 at the Annual Meeting of Shareholders, or any adjournment or postponement thereof.

The Board of Directors recommends a vote “For” the election of directors and “For” Items 2 and 4, with a three year recommendation for Item 3.

(Continued and to be signed on the reverse side)

ITEM 1:	ELECTION OF DIRECTORS

NOMINEES:

☐	FOR all nominees	☐	Lawrence A. Sala

☐	WITHHOLD AUTHORITY for all nominees	☐	Robert U. Roberts

☐	FOR ALL EXCEPT	☐	David L. Wilemon
(see instructions below)
		☐	Louis J. DeSantis

ITEM 2:	EXECUTIVE COMPENSATION ADVISORY VOTE
FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 3:	ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
3 YEARS	2 YEARS	1 YEAR	ABSTAIN
☐	☐	☐	☐

ITEM 4:	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR	AGAINST	ABSTAIN
☐	☐	☐

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark an [X] next to each nominee you wish to withhold.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS # 1, 2 AND 4 and “3 YEARS” FOR ITEM #3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.  NO POSTAGE REQUIRED.

_______________________________
Signature of Stockholder

Date:___________________________

_______________________________
Signature of Stockholder

Date:___________________________

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF SHAREHOLDERS OF

ANAREN, INC.

November 2, 2011

Company Number ________________                                                 Account Number_____________________

_______________________________________

PROXY VOTING INSTRUCTIONS
_______________________________________

MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

--or--
TELEPHONE
Please call toll-free 1-800-PROXIES (1-800-776-9437) from any touch tone telephone and follow the instructions.  Have your proxy card available when you call.

--or--
INTERNET
Access “www.voteproxy.com” and follow the on-screen instructions.  Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

NOTICE OF INTERNET AVAILIABILITY OF PROXY MATERIAL:  The Notice of Meeting, Proxy Statement and Proxy Card for the 2011 Annual Meeting of Shareholders of the Company to be held on November 2, 2011, along with the 2011 Annual Report on Form 10-K, are available on the internet at http//investor.anaren.com/financials.cfm.

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